As filed with the Securities and Exchange Commission on October 31, 2014

 Registration No. 333-___________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
__________________________

GREEN EARTH TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	5160	26-0755102
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1136 Celebration Boulevard
Celebration, Florida 34747
(877) 438-4761
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Greg Adams
Chief Operating Officer
and
Chief Financial Officer
Green Earth Technologies, Inc.
7 West Cross Street
Hawthorne, NY 10532
(914) 372-4202
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Joel J. Goldschmidt, Esq.
Morse, Zelnick, Rose & Lander, LLP
825 Third Avenue, 16th Floor
New York, New York 10022
(212) 838-8269

Approximate date of proposed sale to the public: From time to time or at one time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (“Securities Act”), other than securities offered only in connection with dividend or reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	Accelerated filer	Non-accelerated filer	Smaller Reporting Company
☐	☐	☐	☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.001 per share (“Common Stock”), underlying Secured Convertible Debentures	9,615,384	(1)	$0.13	$1,250,000	$145.00
Common stock, par value $0.001 per share (“Common Stock”), underlying Secured Convertible Debentures	45,066,667	(1)	$0.06	$2,704,000	$314.00

Common Stock underlying Warrants	3,676,470	(1)	$0.15	$551,470	$64.00
Common Stock underlying Warrants	6,760,000	(1)	$0.21	$1,419,600	$165.00
Total	65,118,521			$5,925,070	$688.00

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers such additional shares of common stock as may be issued to prevent dilution of the shares of common stock covered hereby resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for purposes of calculating the amount of the registration fee paid pursuant to Rule 457(g) under the Securities Act at the higher of the warrant exercise price and the average of the high and low sales prices on the OTCQB on October 29, 2014.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON A DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed.  The selling security holders may not sell the securities covered by this prospectus until the Registration Statement of which this prospectus is a part filed with the Securities and Exchange Commission is declared effective.  This prospectus is not an offer to sell and is not soliciting an offer to purchase the securities in any jurisdiction where such offer or sale is prohibited.

Preliminary Prospectus	Registration No. 333-______

SUBJECT TO COMPLETION, dated October 31, 2014

GREEN EARTH TECHNOLOGIES, INC.

65,118,521 Shares of common stock

This prospectus (this “Prospectus”) relates to the sale, from time to time, by the stockholders listed on page 13 hereof (the “Selling Stockholders”) of up to 65,118,521 shares of our common stock, of which 54,682,051 shares are issuable upon exercise of the conversion rights contained in our 6.0% Secured Convertible Debentures due March 31, 2016 in the aggregate principal of $3,954,000 (the “Debentures”) and 10,436,470 shares are issuable upon exercise of warrants expiring between March 31, 2018 and September 30, 2018 (the “Warrants”).  The conversion price of Debentures in the aggregate principal amount of $1,250,000 and $2,704,000 are $0.13 and $0.06 per share of our common stock, respectively, and the exercise price of certain of the Warrants for up to 3,676,470 and 6,760,000 shares of our common stock are $0.15 and $0.21 per share, respectively.  Please refer to the sections of the Prospectus, entitled “The Debentures and the Warrants” and “The Selling Stockholders” for additional information.

The prices at which the Selling Stockholders may sell the shares of our common stock covered by this Prospectus will be determined by the prevailing market price for the shares or in negotiated transactions.  We will not receive any proceeds from the sale of these shares by the Selling Stockholders.  However, we did realize gross proceeds of $3,954,000 from the sale of the Debentures and Warrants and we will realize gross proceeds of $1,971,070 if all of the Warrants are exercised.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is quoted on the QB tier of the OTC Markets Group (the “OTCQB”) under the symbol “GETG.”

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 5for a discussion of these risks.

_________

Neither the Securities and Exchange Commission (the "SEC")  nor any state securities commission has approved or disapproved of these securities or determined that this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
_________

The date of this Prospectus is ___________ __, 2014

You should rely only on the information contained in this Prospectus or to which we refer. We have not authorized anyone to provide you with information that is different from that which is contained in this Prospectus. This Prospectus may only be used where it is legal to sell these securities. The information in this Prospectus may only be accurate on the date of this document, regardless of the time of delivery of this Prospectus or any sale of securities. Our business, financial condition or results of operations may have changed since that date. This Prospectus contains important information about us that you should read and consider carefully before you decide whether to invest in our common stock. If you have any questions regarding the information in this Prospectus, please contact Greg Adams, our Chief Financial Officer, at: Green Earth Technologies, Inc., 7 West Cross Street Hawthorne, NY 10532, or by phone at (914) 372-4201.

All dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a Prospectus. This is in addition to the dealer’s obligation to deliver a Prospectus when acting as an underwriter.

i

PROSPECTUS SUMMARY

Overview

We create, develop, market, sell and distribute an array of G-branded, environmentally-friendly, bio-based well service, automotive, marine and residential enhancement, performance and cleaning products.  Our products, including our G-OIL®, G-CLEAN® and G-CLEAN® Well Wake-UP!™ brands, are used primarily in the oil and gas well services industry, automotive aftermarket, the outdoor power equipment, and marine markets.

Our technology platform for manufacturing innovative proprietary and patented high performing “green” products is the end result of company created or licensed intellectual property.  These technologies replace traditional petroleum/hydrocarbon and chemical/solvents derived bases typically associated with conventional non-green products without compromising performance or value while delivering an environmentally safer choice.  We believe our products deliver comparable or superior performance at competitive prices, thus giving our customers, including individual consumers, corporations and industrial users, the ability to ‘do their part’ in protecting the environment.

We recently shifted our strategy to focus on a full range of products specifically engineered to help overcome the oil and gas industry’s challenges of working in the world’s oil fields.  As part of this strategy, we will focus on acquiring and/or developing new and patent-pending technologies and then leveraging our bio-based solutions into the growing markets for oil field services.  We believe the new strategy will result in higher revenues and profit margins. We are actively pursuing opportunities and relationships domestically and worldwide with oil field services providers, oil and gas exploration and production companies and distributors.

We will continue to sell our lubricants and cleaning products directly to retailers and through master distribution agreements with wholesalers and contractual arrangements with independent sales and marketing professionals.  Our products are available at a number of national retail outlets and chain stores including Walmart, The Home Depot, Lowes and Canadian Tire Corporation.

This Offering

This Prospectus relates to the sale, from time to time, by the Selling Stockholders of up to 65,118,521 shares of our common stock issuable upon exercise of conversion rights contained in the Debentures and exercise of the Warrants.  The conversion price of Debentures in the aggregate principal amount of $1,250,000 and $2,704,000 are $0.13 and $0.06 per share of our common stock, respectively, and the exercise price of Warrants for up to 3,676,470 and 6,760,000 shares of our common stock are $0.15 and $0.21 per share, respectively. The Debentures and the Warrants were issued to thirteen accredited investors (the “Investors”) in a private placement offering from March 2013 through September 2014, raising aggregate gross proceeds of $3,954,000.  The Debentures are due and payable on March 31, 2016 and accrue interest at a rate of 6.0% per annum which is paid in cash or shares of common stock, at our sole discretion.  The shares of common stock issuable upon the conversion of the maximum amount of unpaid interest accrued under the Debentures are not included in this resale Prospectus.  The Warrants are exercisable at any time on or before December 31, 2018 for up to 10,436,470 shares of our common stock and allows for cashless exercise.  The number of shares issuable upon exercise of the Warrants equals 50% and 15% of the number of shares upon conversion of the $1,250,000 and $2,704,000, respectively, outstanding principal balance of the Debentures.

Risk Factors

Investing in our common stock involves a high degree of risk and you could lose your entire investment.  You should carefully consider the following risks before deciding to purchase shares of our common stock.  This list is not exclusive; there may be other risks not listed here that could adversely impact our business, operations and/or financial condition.

●	A significant portion of our sales is derived from a limited number of customers.

●	We have a history of losses and cash flow deficits and we expect to continue to operate at a loss and to have negative cash flow for the foreseeable future.

●	As a result of our ongoing operating losses and negative cash flow, we have significant capital needs and our existing financial resources will not provide us with sufficient working capital to fund operations and we cannot assure you that we will be able to obtain financing on reasonable or acceptable terms, if at all.

●	Our auditors, in their report issued in connection with their audit of our financial statements for the year ended June 30, 2014, included a statement that there is substantial doubt as to our ability to continue as a going concern.

●	A significant portion of our sales is derived from a limited number of customers. For the year ended June 30, 2014, 78% of our net revenue was derived from four customers.

●	We rely on a network of strategic partners for basic business critical services, and we have no control over their operations and if any of these relationships terminate, our business and operations may be adversely impacted.

●	We depend on a third party to effectively market and sell our products.

●	We depend on a limited number of suppliers for our products and to provide us with ancillary supply chain services.

●	There are a limited number of suppliers for the bio-base ingredient of our performance products. Our business and results of operations would be adversely affected if we are unable to obtain sufficient quantities of this ingredient from those suppliers at favorable prices.

●	Our future success depends, in part, on our ability to obtain and retain various governmental and industry certifications for our products. If we fail to do so, our reputation may suffer and our products may not be able to compete effectively.

●	Our future success depends on broad market acceptance of our products, which may not happen.

●	We may not succeed in establishing the “G” brand, which could prevent us from acquiring customers and increasing our revenues.

●	The industry in which we compete is highly competitive.

●	As public awareness of the health risks and economic costs of petroleum- and chemical-based products grows, we expect competition to increase, which could make it more difficult for us to grow and achieve profitability.

●	We rely on certain key personnel. If any of our key employees leave and we cannot replace them with persons with comparable skills, our business will suffer.

●	Our future success depends on our ability to utilize certain intellectual property rights, some of which belong to third parties and some of which we own. If we cannot do so, or if we were found to be infringing on the proprietary rights of others, our business could be substantially harmed.

●	We have four stockholders each of whom beneficially owns more than 5% of our stock and who, in the aggregate, beneficially own 66.1% of our stock. These stockholders in the aggregate own 55.2% of our actual issued and outstanding shares of common stock.

Corporate Information

We were organized under the laws of the State of Delaware on August 7, 2007.

We have one wholly-owned subsidiary, GET Well! Inc., formally GET Manufacturing, Inc., a Delaware corporation incorporated on June 3, 2008.  We do not own equity interests in any other entity.  Our executive offices are located at 1136 Celebration Boulevard, Celebration Florida 34747and our telephone number is (877) 438-4761.  We also maintain an administrative office at 7 West Cross Street, Hawthorne, New York 10532, telephone number 914-372-4201.  Our website is accessible at www.getg.com .

OFFERING SUMMARY

Common stock offered by the Selling Stockholders:	65,118,521 shares consisting of:

● up to 54,682,051 shares issuable upon conversion of principal due on the Debentures; and
● up to 10,436,470 shares issuable upon exercise of the Warrants.

Common stock outstanding prior to this offering:	300,795,064 shares.

Common stock to be outstanding after giving effect to the issuance of 65,118,521 shares upon conversion of the Debentures and exercise of the Warrants:	365,913,585 shares.

Use of Proceeds:
We will receive no proceeds from the sale of shares of common stock in this offering.  However, we may receive up to $1,971,070 upon exercise of the Warrants.  Any proceeds that we receive from the exercise of Warrants will be used as working capital and for general corporate purposes.

Risk factors:	This investment involves a high degree of risk. See “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.

Symbol on the OTCQB:	GETG

SUMMARY FINANCIAL INFORMATION
(in thousands except per share and share data)

Operating Data:

	Years Ended June 30,
	2014	2013
	(audited)

Net sales	$4,050	$8,039
Operating expenses	$8,679	$15,831
Loss from operations	$(4,629)	$(7,792)
Net loss	$(6,842)	$(6,594)
Basic and diluted loss per common share	$(0.04)	$(0.04)
Basic and diluted weighted average number of shares outstanding	181,015,000	155,901,000

Balance Sheet Data:

	At June 30
	2014	2013
	(audited)

Total assets	$16,642	$9,454
Total liabilities	$26,984	$22,911
Working capital deficit	$(12,007)	$(12,110)

 RISK FACTORS

 The consolidated financial statements and notes thereto included in this Prospectus and the related discussion describe and analyze our business operations and financial performance and condition for the periods indicated. For the most part, this information is historical. Our prior results, however, are not necessarily indicative of our future performance and/or financial condition. We, therefore, have included the following discussion of various risk factors which, we believe, could affect our future performance and/or financial condition. These risk factors could cause our future performance or financial condition to differ materially from our prior performance or financial condition or from our expectations or estimates of our future performance or financial condition. These risk factors, among others, should be considered in assessing our future prospects and prior to making an investment decision with respect to our stock.

We have a history of losses and cash flow deficits and we expect to continue to operate at a loss and to have negative cash flow for the foreseeable future.

Since our inception in August 2007, we have incurred operating losses in every year.  At June 30, 2014, we had cumulative net losses of approximately $82.1 million.  We also have negative cash flows from operations. For the year ended June 30, 2014, we had an operating cash flow deficit of $2.4 million.  Historically, we have funded our operations with proceeds from the sale of debt and equity securities and by settling some of our outstanding obligations with issuances of common stock.  Our growth strategy is to increase our market share through a variety of sales and marketing initiatives, which require significant amounts of capital.  We will also need capital to expand our production capacity and distribution capability.  This is likely to result in additional losses and negative cash flow for the foreseeable future.

If we do not raise additional capital, we will not be able to achieve our growth objectives and we may need to curtail or even discontinue operations.

We do not currently have sufficient financial resources to fund operations.  At June 30, 2014 we had a working capital deficit of $12.0 million.  At the present time we have no firm commitments for investment capital and we have no debt facilities, such as a working line of credit or receivables factoring agreement.  If we require additional capital, new sources for such capital may not be available to us when we need it or may be available only on terms that are unfavorable.  If capital is not available on satisfactory terms, or is not available at all, we may be unable to continue to fully develop our business or take advantage of new business opportunities.  In addition, our results of operations may decline from previous levels or may fail to meet expectations because of the higher cost of capital.  As a result, the price of our publicly traded securities may decline, causing you to lose all or part of your investment.

If we cannot continue as a going concern, you will lose your entire investment.

In their report in connection with our financial statements for the fiscal year ended June 30, 2014, our independent registered public accounting firm included an explanatory paragraph stating that because we have incurred net losses and have a net capital deficiency and because we require additional funds to meet our obligations, there is substantial doubt as to our ability to continue as a going concern.  If we cannot continue as a going concern, your entire investment may be worthless.  Our ability to continue as a going concern will depend, in large part, on our ability to obtain additional financing and generate positive cash flow from operations, neither of which is certain.

We rely on a network of strategic partners for basic business critical services, and we have no control over their operations and if any of these relationships terminate, our business and operations may be adversely impacted.

Our strategic partners include (i) Inventek, which supplies us with our oil field services, cleaning products and our surface washing agent, (ii) the Delta Group, which supplies us with our performance products and which also provides us with various other services such as bottling, packaging, warehousing and shipping, (iii) Marketiquette Inc. for sales and marketing and  (iv) TTI for distribution. The loss of any one of these relationships could have an adverse material impact on our business because we do not have the internal resources to bring any of these functions in-house and we do not believe that we could quickly find a replacement for any of these strategic partners.  We cannot assure you that our relationship with any of these entities will continue or that the services they provide to us will be adequate.  If any of these relationships terminate or the level or quality of the services provided by any of our strategic partners is inadequate, our business, operations and financial condition may be adversely impacted.

We depend on a third party to effectively market and sell our products.

We depend on Marketiquette to market and sell our products as well as provide leadership services to our organization.   Jeffrey Loch, our President and Chief Marketing Officer, and his wife are the co-owners of Marketiquette.  Mr. Loch is also one of our directors and founders and is particularly knowledgeable about the automotive and household products industries. Marketiquette has developed and implemented marketing programs for our products and has led the identification of prospective new markets and related development of proprietary products.

Our Representation and Services Agreement with Marketiquette expired in May 2014. If a new agreement cannot be entered into with Marketiquette, or if they are not able to continue to effectively market and sell our products, we will either engage a new marketing firm or develop our own internal sales and marketing department.  We cannot assure you that we will be able to achieve either of these alternatives.  In particular, building a sales and marketing department will take time and require significant amounts of capital. This could force us to redirect our resources away from critical areas of our business.  It could also distract our senior executives from their other duties.

Our future success depends on broad market acceptance of our products, which may not happen.

Our entire business is based on the assumption that the demand for non-toxic, environmentally-friendly oil field services, performance and cleaning products will develop and grow.  We cannot assure you that this assumption is or will be correct, particularly in an era where the prices of oil and petroleum products are declining.  Our success depends, in large part, on the willingness of consumers, including individual retail users as well as corporations, governments and industrial users, to pay a premium for environmentally friendly products.  The market for environmentally-friendly products is relatively new and currently is quite small.  As is typical of a new and rapidly evolving industry, the demand for, and market acceptance of, “green-based” products is highly uncertain.  In order to be successful, we must convince corporations to use and retailers to stock our products and educate consumers that our products perform as well as the petroleum- and chemical-based products they currently use and that the benefit of using our products is worth any additional cost.  We believe that one of the major obstacles we face is the lack of knowledge of the importance of reducing the use of petroleum- and chemical-based products from an environmental and health perspective.  We spend a considerable amount of our marketing budget educating consumers on the benefits associated with using our products as well as proving that our products work as well as the existing products they are accustomed to using.  We can provide no assurances that these efforts will be successful or result in increased revenue.  Similarly, we cannot assure you that the demand for our products will become widespread.  If the market for our products fails to develop or develops more slowly than we anticipate, our business could be adversely affected.

We depend on a limited number of suppliers for our products and to provide us with ancillary supply chain services.  If our suppliers cannot provide us with a sufficient quantity of high quality products on a timely basis, our reputation may be impaired, which, in turn, could adversely impact our business, results of operations and financial condition.

We rely on Inventek to supply us with our oil field services, cleaning products and our surface washing agent, on Infineum to provide us with our marine oil and on the Delta Group to supply us with our performance products.  We also rely on the Delta Group to provide us with testing, bottling, packaging, warehousing and shipping services.  If our relationship with any of these suppliers were to terminate, we may not be able to find another supplier that could provide us with comparable replacement product.  In addition, if any of these suppliers fail to provide us with product in a timely manner or in sufficient quantities or if the quality of the product they produce is below that which our customers expect, our ability to satisfy customer demand will be adversely impacted and our reputation will be harmed.  In turn, this may adversely impact our ability to generate revenues and profits.  Both Inventek and Infineum use their own respective proprietary technology and know-how to produce these products and we have little or no control over its methods of operations, including its processes and production schedules.

A number of factors may affect the timely delivery of our oil field services, performance and cleaning products, including production capacity, the availability of raw materials (i.e., vegetable and plant oils), labor issues (such as strikes, slow-downs and lock-outs), natural phenomena (such as inclement weather, tornados and earthquakes) and service disruptions (such as gas leaks and power outages).  Similarly, the quality of our products may be adversely affected if our suppliers fail to blend the ingredients properly, if there are shortages of key ingredients or if we have to use a different supplier or suppliers.  For example, if we are unable to obtain the bio-base from our suppliers, and we are unable to remedy the disruption within a reasonable time, we may have to reformulate our products, which would divert resources from other projects and add to product costs.  This reformulation may take a substantial period of time, and we may be unable to maintain the “green” properties or performance qualities of our products or obtain necessary industry certifications on a timely basis, if at all.  We cannot assure you that there are other suppliers that have the know-how or capability to supply us with a sufficient quantity of products of comparable quality.  Products produced from a different bio-base or from a different supplier are likely to have a different formulation with different characteristics and may be inferior in terms of their performance. This could have a material adverse impact on our reputation, which could negatively affect our revenues.

There are a limited number of suppliers for the bio-base ingredient of our performance products.  Our business and results of operations would be adversely affected if we are unable to obtain sufficient quantities of this ingredient from those suppliers at favorable prices.

We rely on a limited number of suppliers for all of our products.  One of our strategic goals is to diversify our supply base in order to reduce the risk of depending on a limited number of suppliers.  However, we cannot assure you we will be able to expand our supply base as there are a limited number of producers of bio-based performance and cleaning products that would satisfy our standards for quality and performance.  As a result, we would have limited options if we are unable to negotiate supply agreements with the larger consolidated suppliers on favorable terms.  A significant decrease in the availability of bio-based ingredients or increase in costs would materially and adversely affect our business and results of operations.

Our future success depends, in part, on our ability to obtain and retain various certifications for our products.  If we fail to do so, our reputation may suffer and our products may not be able to compete effectively.

We are required to comply with certain governmental guidelines in order to market our products as biodegradable.  The cost to comply with the Federal Trade Commission’s Guides for the Use of Environmental Marketing Claims is significant.  However, if we fail to comply with these guidelines, or any other applicable regulations, or if we fail to maintain required permits or licenses, we may be subject to substantial fines or revocation of our permits and authorities.  Further, we must achieve and maintain certain certifications on our performance products based on performance tests established by API and ASTM in order to compete with the petroleum-based products of our competitors.  Failure to achieve or maintain the proper API certifications could have a material adverse impact on our reputation and our ability to sell our products, which could negatively affect our business, financial condition and results of operations.

We may not succeed in establishing the “G” brand, which could prevent us from acquiring customers and increasing our revenues.

A significant element of our business strategy is to build market share in the oil field services industry and by continuing to promote and establish our “G” brand.  If we are not successful in selling into the oil field services industry or cannot establish our brand identity, we may fail to build the critical mass of customers required to substantially increase our revenues.  Promoting and positioning our products will depend largely on the success of our sales and marketing efforts and our ability to provide a consistent, high quality customer experience.  To promote our products and brand, we expect that we will incur substantial expenses related to sales, advertising and other marketing efforts.  If our sales and promotion activities fail, our ability to attract new customers and maintain customer relationships will be adversely affected, and, as a result, our financial condition and results of operations will suffer.  Gaining market share for our G-branded products may prove to be extremely difficult as many of our competitors – including major oil field services companies and consumer products companies – are larger and better capitalized.  Consequently, the rate of growth for sales of our G-branded oil field services, performance and cleaning products may be slower than we have anticipated.  If we are unable to successfully achieve market acceptance of our products, our future results of operations and financial condition will be adversely affected.

As public awareness of the health risks and economic costs of petroleum- and chemical-based products grows, we expect competition to increase, which could make it more difficult for us to grow and achieve profitability.

We expect competition to increase as awareness of the environmental and health risks associated with petroleum- and chemical-based products increases and as we demonstrate the success of efficacy of our bio-based products.  A rapid increase in competition could negatively affect our ability to develop new and retain our existing clients and the prices that we can charge.  Many of our competitors and potential competitors have substantially greater financial resources, customer support, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships than we do.  We cannot be sure that we will have the resources or expertise to compete successfully.  Compared to us, our competitors may be able to:

●	develop and expand their products and services more quickly;
●	adapt faster to new or emerging technologies and changing customer needs and preferences;
●	take advantage of acquisitions and other opportunities more readily;
●	negotiate more favorable agreements with vendors and customers;
●	devote greater resources to marketing and selling their products or services; and
●	address customer service issues more effectively.

Some of our competitors may also be able to increase their market share by providing customers with additional benefits or by reducing their prices.  We cannot be sure that we will be able to match price reductions by our competitors.  In addition, our competitors may form strategic relationships to better compete with us.  These relationships may take the form of strategic investments, joint-marketing agreements, licenses or other contractual arrangements that could increase our competitors’ ability to serve customers.  If our competitors are successful in entering our market, our ability to grow or even sustain our current business could be adversely impacted.

A significant portion of our sales is derived from a limited number of customers.  If any of these customers decide they no longer will purchase our products, our financial performance will be severely and adversely impacted.

For the year ended June 30, 2014, we derived approximately 62% of our sales from one customer, TTI.  We cannot assure you that we can sustain these levels of sales to this customer.  If we do not diversify our customer base and this customer eliminates or reduces its reliance on us, our losses will increase.

We rely on certain key personnel.  If any of our key employees leave and we cannot replace them with persons with comparable skills, our business will suffer.

Our performance depends, to a significant extent, upon the efforts and abilities of our senior executive officers.  The departure of any of our executive officers could have an adverse effect on our business and we cannot assure you that we would be able to find qualified replacements for any of those individuals if their services were no longer available for any reason.

Our success will also depend upon our ability to recruit and retain qualified personnel to fill other positions.  Demand for highly skilled executives is still great and, accordingly, no assurance can be given that we will be able to hire or retain sufficient qualified personnel to meet our current and future needs.

Our future success depends on our ability to utilize certain intellectual property rights, some of which belong to third parties and some of which we own.   If we cannot do so, or if we were found to be infringing on the proprietary rights of others, our business could be substantially harmed.

We cannot assure you that we can adequately protect our existing intellectual property rights or that we will be able to develop or obtain via contract any further intellectual property rights that are necessary to maintain and improve our competitive position in the markets in which we compete.  In order to protect our rights to these assets, we file patent claims, trademark and trade name applications where appropriate and whenever we can we enter into confidentiality and/or non-use agreements with suppliers, vendors, distributors, contract-manufacturers, consultants and employees to protect against unauthorized use of our trade secrets, know-how and other proprietary information.

Our success depends on our ability to use and/or exploit the intellectual property of third parties as well as our ability to protect our own intellectual property.  For example, we rely on Inventek to provide us with high-quality bio-based oil field services, cleaning products and our surface washing agent, based on its proprietary technology.  In addition, in May 2014, we entered into an Intellectual Property Exclusive License and Distribution Agreement with Inventek and Dr. Andrecola to support our well service initiatives. Included in this agreement is an exclusive distribution and fully paid-up worldwide license to all Inventek products and formulations related to applications in the oil and gas industry. In June 2014 we were issued a U.S. patent for certain G-CLEAN® Well Wake-UP!™ oil well remediation and stimulation suite of products. Other intellectual property used by Inventek to produce our products are not protected by patents.  Thus, if another party were able to replicate the process or if there is a determination that they are infringing on the rights of others, our exclusive rights may be worthless.  Similarly, we may become aware of other products, technologies or processes that either enhance the performance of or complement our existing products or that will enable us to expand our product offerings.  Our ability to market, sell and distribute our products will depend on our ability to use the intellectual property of these companies.  We cannot assure you that we will be able to obtain the rights to those products, technologies or processes on terms that make economic sense.  If we are unable to obtain the licenses that are necessary for us to remain competitive, our business, results of operations and financial condition could be adversely impacted.

In addition, our business also depends on intellectual property rights that we own, including patent claims, trademarks and trade names.  In particular, our performance products are based on our own formulations and specifications, which we have provided to the Delta Group under the Product Production and Sale Agreement.  Despite our efforts to protect these rights, we cannot assure you that our intellectual property rights are adequately protected.  Our patent claims may not be recognized as valid and even if they are, they may be challenged by third parties.  Alternatively, third parties may be able to develop alternative processes and know-how enabling them to produce products that will compete with our products.  Finally, our competitors or other third parties may attempt to use our trademarks or trade names or develop similar marks and names despite our registrations.  In that case, our sole remedy may be to bring a legal action to enforce our rights, which could be costly and divert management’s time and effort away from our core business.

We cannot assure you that another party might claim that we are infringing on their proprietary rights.  If such a claim is upheld, we could incur significant penalties.

Risks Relating to Ownership of Common Stock

There is, at present, only a limited trading market for our common stock and we cannot assure you that an active trading market for either or both of these securities will develop.

Since March 9, 2011 our stock has been quoted on the OTCBB under the symbol GETG.OB.  There may not be sufficient liquidity in the market for our securities in order for investors to sell their securities.  There is currently only a limited trading market for our common stock, and there can be no assurance that a trading market will develop further or be maintained in the future.  We have not applied for listing on any national securities exchange and have no plans of doing so in the near term.  Accordingly, we cannot assure you that there will ever be an active trading market in our common stock.  If there is no active trading market, it may be difficult for you to sell your shares.  If an active trading market for our common stock does develop, the prices at which our common stock would trade will depend upon many factors, including the number of holders, investor expectations and other factors that may be beyond our control.

Generally, holders of securities not eligible for inclusion on a national exchange may have difficulty in selling their securities should they desire to do so.  In such event, due to the low price of the securities, many brokerage firms will not effect transactions in such securities and it is unlikely that any bank or financial institution will accept such securities as collateral, which would have an adverse effect in developing or sustaining any market for such securities.

We are subject to the “penny stock” rules, which could adversely affect the trading volume and market price of our shares.

Trades of our common stock are subject to the “penny stock” rules promulgated by the SEC under the Securities Exchange Act of 1934, as amended (“Exchange Act”), which imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors.  For transactions covered by the rule, broker/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale.  The SEC also has other rules that regulate broker/dealer practices in connection with transactions in “penny stocks.”  Penny stocks generally are equity securities with a price of less than $5.00 (other than securities listed on a national securities exchange, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system).  The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account.  The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.  These disclosure requirements have the effect of reducing the level of trading activity for our common stock.  As a result of the foregoing, investors may find it difficult to sell their shares.

Our stock price is extremely volatile, which could result in substantial losses for investors and significant costs related to litigation.

The market price for our common stock is highly volatile.  Since August 2007, the price of a share of our common stock has traded from a low of $0.05 to a high of $4.59.  This extreme volatility could result in substantial losses for investors.  The market price of our securities may fluctuate significantly in response to a number of factors, some of which are beyond our control.  These factors include:

●	quarterly and seasonal variations in operating results;
●	changes in financial estimates and ratings by securities analysts;
●	announcements by us or our competitors of new product and service offerings, significant contracts, acquisitions or strategic relationships;
●	publicity about our company, our services, our competitors or business in general;
●	additions or departures of key personnel;
●	fluctuations in the costs of materials and supplies;
●	any future sales of our common stock or other securities; and
●	stock market price and volume fluctuations of publicly-traded companies in general and in the automotive aftermarket industry in particular.

In addition, this volatility may give rise to investor lawsuits diverting management’s attention and valuable company resources from our business.

We are controlled by a limited number of stockholders, which will limit your ability to influence the outcome of key decisions and which adversely impact the trading price of our stock.

At October 31, 2014, Inventek, Galesi and Walter Raquet (“Raquet”) beneficially owned 37.0%, 20.7% and 16.7%, respectively, of the outstanding shares of our common stock.  As a result, each of these stockholders have the ability to exercise substantial control over our affairs and corporate actions requiring stockholder approval, including electing and removing directors, selling all or substantially all of our assets, merging with another entity or amending our certificate of incorporation.  This de facto control could be disadvantageous to our other stockholders with interests that differ from those of the control group, if these stockholders vote together.  For example, the control group could delay, deter or prevent a change in control even if a transaction of that sort would benefit the other stockholders.  In addition, concentration of ownership could adversely affect the price that investors might be willing to pay in the future for our securities.

Future sales or the potential for sale of a substantial number of shares of our common stock could cause the trading price of our common stock to decline and could impair our ability to raise capital through subsequent equity offerings.

Sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales may occur, could cause the market price of our stock to decline and could materially impair our ability to raise capital through the sale of additional equity securities.  As of October 31, 2014, we had 300,795,064 shares of common stock issued and outstanding.  We had reserved an additional 171,577,798 shares for issuance as follows:

●	40,000,000 shares reserved for issuance under our stock option plan, of which 25,451,562 underlie outstanding options at October 31, 2014;
●	102,758,975 shares reserved for the conversion of the convertible debentures; and
●	28,818,823 shares underlying outstanding warrants.

The sale of a significant number of shares of our common stock, or the perception of such a sale, could cause the market price of our common stock to decline.  Depending upon market liquidity at the time, a sale of shares under this prospectus at any given time could cause the trading price of our common stock to decline.

We have anti-takeover defenses that could delay or prevent an acquisition and could adversely affect the price of our common stock.

Our certificate of incorporation and by-laws include provisions, such as providing for three classes of directors, which are intended to enhance the likelihood of continuity and stability in the composition of our board of directors.  These provisions may make it more difficult to remove directors and management or could have the effect of delaying, deferring or preventing a future takeover or a change in control, unless the takeover or change in control is approved by our board of directors, even though the transaction might offer our stockholders an opportunity to sell their shares at a price above the current market price.  As a result, these provisions may adversely affect the price of our common stock.

The sale of our common stock by the selling stockholders could cause the price of our common stock to decline.

The sale of a significant number of shares of our common stock, or the perception of such a sale, could cause the market price of our common stock to decline. This prospectus covers the sale of approximately 65 million shares representing approximately 22% of the total number of our shares currently outstanding. Depending upon market liquidity at the time, a sale of shares under this prospectus at any given time could cause the trading price of our common stock to decline. We have no control over when the Selling Stockholders will sell their shares. The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

There is a limited trading market for the sale of our securities.

There may not be sufficient liquidity in the market for our securities in order for investors to sell their securities. There is currently only a limited trading market for our common stock, and there can be no assurance that a trading market will develop further or be maintained in the future. We have not applied for listing on any national securities exchange and have no plans of doing so in the near term. Accordingly, we cannot assure you that there will ever be an active trading market in our common stock. If there is no active trading market, it may be difficult for you to sell your shares. If an active trading market for our common stock does develop, the prices atwhich our common stock would trade will depend upon many factors, including the number of holders, investor expectations and other factors that may be beyond our control.

FORWARD LOOKING STATEMENTS

This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Exchange Act.  Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital.  Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology.  This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements.  These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this Prospectus generally.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur.  Investors are strongly encouraged to consider those factors when evaluating any forward-looking statements about our business operation or financial condition. We will not update any forward-looking statements in this Prospectus to reflect future events or developments. Investors should also be aware that while we, from time to time, do communicate with securities analysts, it is against our policy to disclose to them any material non-public information or other confidential commercial information. Investors should not assume that we agree with any report issued by any analyst or with any statements, projections, forecasts or opinions contained in any such report.

Please note, since our common stock is considered a "penny stock" we cannot rely on the safe harbor for forward-looking statements provided in Section 27A of the Securities Act and Section 21E of the Exchange Act .

USE OF PROCEEDS

This Prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholders. We will receive no proceeds from the sale of shares of common stock by the Selling Stockholders.  However, we may receive proceeds up to $1,971,070 upon exercise of Warrants. Any proceeds that we receive from the exercise of Warrants will be used for working capital and general corporate purposes.

THE SELLING STOCKHOLDERS

The following table presents information regarding the Selling Stockholders as of October 31, 2014.  The Selling Stockholders may sell all, some or none of the shares that are beneficially owned.  To our knowledge, no Selling Stockholder is a broker-dealer or an affiliate of a broker-dealer.

					Shares Beneficially
	Shares Beneficially Owned				Owned After
	Prior to Offering(2)				Offering(2)
Name and Address of Beneficial Owner(1)	Number		Percent(3)	Shares Offered	Number	Percent(3)

Francesco Galesi
695 Rotterdam Industrial Park
Schenectady, NY 12306	70,489,417	(4)	22.8%	8,625,000	61,864,417	20.6%

WRG2, LLC
78 Zaccheus Mead Lane
Greenwich, CT 06831	56,559,906	(5)	17.4%	25,410,094	31,149,812	10.4%

D&L Partners, LP
9 Isla Bahia Drive
Fort Lauderdale, FL 33316	24,155,758	(6)	7.9%	6,645,928	17,509,830	5.8%

SOS Ventures, LLC
6800 Westgate Boulevard
Austin, TX 78745	7,537,652	(7)	2.5%	3,833,333	3,704,319	1.2%

Sabrina Forsythe
1 Fawcett Place
Greenwich CT 06830	3,932,860		1.3%	3,833,333	99,527	*

The Michael Buccellato Trust
6716 Faust Ave.
West Hills, Ca 91307	7,574,082	(8)	2.5%	7,187,500	386,582	*

The Edmond & Leana Buccellato Trust
6716 Faust Ave.
West Hills, Ca 91307	3,072,096	(9)	1.0%	2,875,000	197,096	*

Hal Danzer
259 N. Layton Drive
Los Angeles, CA 90049	2,929,075		1.0%	2,875,000	54,075	*

James McDonald
1 Reimer Rd.
Westport, CT 06880	984,413		*	958,333	26,080	*

Scott Appleby
3 Indian Trail
Darian CT 06820	983,580		*	958,333	25,247	*

Black Rock Consulting
66th Street, Floor 1, Office 103
Panama, Rep. of Panama	792,920	(10)	*	766,667	26,253	*

Gino Martone
1111 The Stables
Oakville, Ontario, L6L 6P4	792,732		*	766,667	26,065	*

Bradford Higgins
991 Ponus Ridge
New Cannan, CT 06840	493,765	(11)	*	383,333	110,432	*

* Less than 1%

(1)
Except as otherwise indicated, and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the shares shown as beneficially owned.

(2)
In accordance with the rules and regulations of the SEC, shares that a Selling Stockholder has a right to acquire within 60 days, including the shares issuable upon conversion of the Debentures and exercise of the Warrants owned by such Selling Stockholder, are deemed to be beneficially owned by such Selling Stockholder and are deemed to be outstanding only for the purpose of computing the percentage ownership of that person.

(3)
Percentage ownership is based on 300,795,064 shares of our common stock issued outstanding as of October 31, 2014 plus the number of shares deemed to be owned by such shareholder as set forth in note 2 above.

(4)
Includes 23,076,923 shares issuable upon exercise of conversion rights with respect to $3,000,000 aggregate principal amount of our 6.0% convertible debentures due December 31, 2014 and 8,823,530 shares issuable upon exercise of warrants having an exercise price of $0.15 per share expiring on December 31. 2016, and includes 7,500,000 shares issuable upon exercise of conversion rights with respect to $450,000 aggregate principal amount of our 6.0% convertible debentures due March 31, 2016 and 375,000, 375,000 and 375,000 shares issuable upon exercise of warrants having an exercise price of $0.21 per share expiring on March 31, 2018, June 30, 2018 and September 30, 2018, respectively. Francesco Galesi has full power and authority over voting and disposing of such shares. Mr. Galesi is the founder, chairman and controlling shareholder of the Galesi Group of companies.

(5)
Includes 14,423,076 shares issuable upon exercise of conversion rights with respect to $1,875,000 aggregate principal amount of our 6.0% convertible debentures due December 31, 2014 and 5,514,706 shares issuable upon exercise of warrants having an exercise price of $0.15 per share expiring December 31, 2016; and includes 16,316,667 shares issuable upon exercise of conversion rights with respect to $979,000 aggregate principal amount of our 6.0% convertible debentures due March 31, 2016 and 2,125,000 and 322,500 shares issuable upon exercise of warrants having an exercise price of $0.21 per share expiring on March 31, 2018 and June 30, 2018, respectively; and 100,000 shares of Common Stock underlying immediately exercisable options. Mr. Raquet has full power and authority over voting and disposing of such shares.   Mr. Raquet is our Interim Chief Executive Officer and is a member of our Board.

(6)
Includes 7,692,308 shares issuable upon exercise of conversion rights with respect to $1,000,000 aggregate principal amount of our 6.0% convertible debentures due December 31, 2014, 2,941,176 shares issuable upon exercise of warrants having an exercise price of $0.15 per share expiring December 31, 2016; 4,807,692 shares issuable upon exercise of conversion rights with respect to $625,000 aggregate principal amount of our 6.0% convertible debentures due March 31, 2016, 1,838,235 shares issuable upon exercise of warrants having an exercise price of $0.21 per share expiring March 31, 2018. Doug Von Allmen is the managing member of the Selling Stockholder and has full power and authority over voting and disposing of such shares.

(7)
Includes 3,333,333 shares issuable upon exercise of conversion rights with respect to $200,000 aggregate principal amount of our 6.0% convertible debentures due March 31, 2016 and 500,000 shares issuable upon exercise of warrants having an exercise price of $0.21 per share expiring March 31, 2018.  Stephen McCann is the managing member of the Selling Stockholder and has full power and authority over voting and disposing of such shares.

(8)
Includes 6,250,000 shares issuable upon exercise of conversion rights with respect to $375,000 aggregate principal amount of our 6.0% convertible debentures due March 31, 2016 and 437,500, 250,000 and 250,000 shares issuable upon exercise of warrants having an exercise price of $0.21 per share expiring March 31, 2018, June 30, 2018 and September 30, 2018, respectively. Edmond Buccellato & Leana Buccellato are the Trustees of the Selling Stockholder and has full power and authority over voting and disposing of such shares.

(9)
Includes 2,500,000 shares issuable upon exercise of conversion rights with respect to $150,000 aggregate principal amount of our 6.0% convertible debentures due March 31, 2016 and 187,500, 62,500 and 125,000 shares issuable upon exercise of warrants having an exercise price of $0.21 per share expiring March 31, 2018, June 30, 2018 and September 30, 2018, respectively.  Edmond Buccellato & Leana Buccellato are the Trustees of the Selling Stockholder and has full power and authority over voting and disposing of such shares.

(10)
Includes 666,667 shares issuable upon exercise of conversion rights with respect to $40,000 aggregate principal amount of our 6.0% convertible debentures due December 31, 2014 and 100,000 shares issuable upon exercise of warrants having an exercise price of $0.21 per share expiring March 31, 2018.  James Wigley is the managing member of the Selling Stockholder and has full power and authority over voting and disposing of such shares.

(11)	Includes 100,000 shares of Common Stock underlying immediately exercisable options.

PLAN OF DISTRIBUTION

We are registering the shares offered by this Prospectus on behalf of the Selling Stockholders. The Selling Stockholders, which, as used herein, includes donees, pledgees, transferees or other successors-in-interest selling shares or interests in shares received after the date of this Prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares or interests in shares on any stock exchange, market or trading facility on which the shares may be traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.  To the extent any of the Selling Stockholders gift, pledge or otherwise transfer the shares, such transferees may offer and sell the shares from time to time under this Prospectus, provided that this Prospectus has been amended under Rule 424(b)(3) or other applicable provision of the Securities Act to include the name of such transferee in the list of Selling Stockholders under this Prospectus. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this Prospectus is a part;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction, not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of shares or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume.  The Selling Stockholders may also sell the shares short and deliver these securities to close out their short positions, or loan or pledge the shares to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the shares, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares.

We are required to pay the fees and expenses incurred in connection with registering the resale of the shares.  We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the Prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, the shares covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this Prospectus.  The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the Selling Stockholders.

We have agreed to keep this Prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this Prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states, the shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities by the Selling Stockholders or any other person.

We will make copies of this Prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this Prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER MATTERS

Market Price for our Common Stock

The table below shows the high and low sales prices for our common stock for the periods indicated, as reported by the OTCQB.

	Price Range Per Share
	High ($)	Low ($)
Year Ended June 30, 2015:
First Quarter	0.10	0.06
Second Quarter (through October 29, 2014)	0.07	0.05

Year Ended June 30, 2014:
First Quarter	0.17	0.10
Second Quarter	0.15	0.05
Third Quarter	0.15	0.05
Fourth Quarter	0.13	0.07

Year Ended June 30, 2013:
First Quarter	0.24	0.15
Second Quarter	0.30	0.15
Third Quarter	0.30	0.16
Fourth Quarter	0.20	0.12

On October 29, 2014, the last trade price of our common stock on the OTCQB was $0.07.

Holders

As of October 29, 2014, there were approximately 401 record holders of our common stock.

Dividends

We have not declared or paid any cash dividends on our capital stock since inception.  We intend to retain any future earnings to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

Equity Compensation Plan

Our 2008 Stock Award and Incentive Plan, as amended (the “Plan”) was adopted for the purpose of (i) attracting, retaining, motivating and rewarding our employees and non-employee directors, (ii) providing for equitable and competitive compensation opportunities, recognize individual contributions and reward achievement of our goals, and (iii) promoting the creation of long-term value for stockholders by closely aligning the interests of Plan participants with those of stockholders. The terms of the Plan provide for the granting of both stock-based and cash-based incentives, including incentive and non-qualified stock options, stock appreciation rights, restricted stock and restricted stock unit. The total number of shares of our common stock that may be awarded under the Plan and issued on the exercise of awards is equal to 40,000,000 shares, subject to adjustments in certain circumstances. In addition, the Plan limits the maximum amount of shares that may be subject to awards under the Plan granted to any one individual per year to 5,000,000 shares. The persons eligible to receive awards under the Plan are our employees, including any of our executive officer or non-employee directors, any person who has been offered employment by us, provided that such prospective employees may not receive any payments or exercise any rights relating to their awards until their commencement of employment with us, or our consultants. The Plan is administered by the Compensation Committee of the Board.

The Board may terminate the Plan without stockholder approval or ratification at any time. Unless sooner terminated, the Plan will terminate in 2018. The Board may also further amend the Plan, provided that no amendment will be effective without approval of our stockholders if stockholder approval is required to satisfy any applicable statutory or regulatory requirements.

The following table summarizes the options granted under the Plan as of June 30, 2014.  The shares covered by outstanding options are subject to adjustment for changes in capitalization stock splits, stock dividends and similar events.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	26,451,562	$0.31	13,548,438
Equity compensation plans not approved by stockholders	--	--	--

Total	26,451,562	$0.31	13,548,438

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

The following discussion of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and related notes included elsewhere in this Prospectus.  Certain statements in this discussion and elsewhere in this Prospectus constitute forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934.  See “Forward-Looking Statements” following the Risk Factors section of this Prospectus.  Because this discussion involves risk and uncertainties, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview of our Business

We create, develop, market, sell and distribute an array of G-branded, environmentally-friendly, bio-based well service, automotive, marine and residential enhancement, performance and cleaning products.  Our products, including our G-OIL®, G-CLEAN® brands and G-CLEAN® Well Wake-UP!™, are used primarily in the oil and gas well service industry, automotive aftermarket, the outdoor power equipment, and marine markets.

Our technology platform for manufacturing innovative proprietary and patented high performing “green” products is the end result of company created or licensed intellectual property.  These technologies replace traditional petroleum/hydrocarbon and chemical/solvents derived bases typically associated with conventional non-green products without compromising performance or value while delivering a more environmentally safer choice. We believe our products deliver comparable or superior performance at competitive prices, thus giving consumers and industries alike the ability to ‘do their part’ in protecting the environment without paying more.

We recently shifted our strategy to focus on a full range of products specifically engineered to help overcome the oil and gas industry’s challenges of working in the world’s oil fields.  As part of this strategy, we will focus on acquiring and/or developing new and patent-pending technologies and then leveraging our bio-based solutions into the growing markets for oil field services.  We believe the new strategy will result in higher revenues and profit margins.  Increased energy demands have expanded the obstacles faced by this industry as they try to preserve and do ‘no harm’ to the delicate eco-system when drilling wells.  Both patented and patent-pending products have been tested by Petróleos de Venezuela, S.A (PDVSA), the Venezuelan national oil company, and E&B Green Solutions, L.P., a well services company based in Bakersfield, California, owned by Francesco Galesi, one of our largest stockholders.  Our oil field products are a natural fit as they will clean, optimize and restore safety to this industry and our environment.  We are actively pursuing opportunities and relationships domestically and worldwide with oil field services providers, oil and gas exploration and production companies and distributors.

We will continue to sell a number of our lubricant and cleaning products directly to retailers and through master distribution agreements with wholesalers and contractual arrangements with independent sales and marketing professionals.  Our products are available at a number of national retail outlets and chain stores including Walmart, The Home Depot, Lowes and Canadian Tire Corporation.

Manufactured domestically under supply and requirement contracts, our proprietary environmentally preferred base oils are comprised of fatty acids procured from either plant and vegetable oils or animal fats and are on the USDA BioPreferred® list.  We also have a BODA™ technology that accelerates the biodegradability of petroleum based lubricants which even further broadens the array of environment goals that our company is able to help end users procure.

Since inception in 2007, our goal has been to provide a superior green product at prices comparable to traditional products within the same category designation and to validate the proposition that by eliminating price and performance discrepancies, consumers and industries will usually go green.  In oil fields our products allow drillers, well operators, service providers and other potential customers to meet their production, maintenance and spill remediation challenges with green solutions that enhance production, eliminate unnecessary costs and keep their people and the environment safer.  We trademarked the phrase “SAVE THE EARTH – SACRIFICE NOTHING®”, meaning that consumers and customers alike should not have to give up value or performance when choosing to go “green.

Key accomplishments during our fiscal year ended June 30, 2014 include:

●
In June 2014 we were granted US Patent 8,778,850 for the our G-CLEAN® Well Wake-UP!™ oil well remediation and stimulation suite of products and method of use. We believe the suite of products is a first for the oil and gas industry.  The patent includes a biodegradable non-reactive oil well stimulation and method of use based on a nano-scale colloidal chemistry.

●
In June 2014 we entered into an exclusive license and distribution agreement with Inventek Colloidal Cleaners (“Inventek”) to support our well service initiatives.  Included in the agreement is an exclusive distribution and fully paid-up worldwide license to all Inventek products and formulations related to applications in the oil and gas industry; including oil well stimulation and remediation products, grease, paraffin and asphaltenes degreasers and solvents, casing cutters, drilling lubricants and detergents, defoamers and surfactants, storage, mud and fractionation tank cleaners, oil and fuel spill surface washing agents and dispersants, oil field rig and equipment cleaners, heavy duty vehicle washing agents, hydraulic fracturing fluids and water treatments.

●	In May 2014 we appointed Walter Raquet as Interim Chief Executive Officer to assist us in securing business opportunities resulting from environmental concerns within the oil and gas industry.

●
In February 2014 we retained MAHARG Holding Corporation, a minority veteran owned consulting firm, to sell our products pursuant to government contracts, provide direct access to oil fields and explore environmental remediation opportunities in the U.S. and abroad.

●	In October 2013 we released the completion of successful testing data of G-CLEAN® Well Wake UP™ Stimulation Products in the Ananco District of the Orinoco Oil Belt in Venezuela.

●
In October 2013 we announced a break through additive technology to more quickly accelerate the biodegradability of petroleum engine oil in order to attack #1 cause of oil pollution in water.  The proprietary formula can be blended into petroleum base stocks during the production of lubricants to accelerate their biodegradability.

In July 2013 G-OIL® was added to the U.S. government’s Federal Procurement List.  Our bio-based full synthetic motor oil, which currently displays the USDA's Certified BioPreferred® Product Label, is now identified as a Federal Procurement Preferred Product within the newly created 4-cycle "crankcase" engine oil category.  The procurement regulations specify that engine oils with at least 25% bio-based content will receive federal procurement preference.  The new rule requires all federal agencies and government contractors to ensure their relevant procurement specifications require the use of bio-based engine oils.

Results of Operations

Comparison of the years 2014 and 2013

Overview

Our activities for the years ended June 30, 2014 and 2013 essentially included product development, manufacturing, marketing and sales of our bio-degradable performance and cleaning products, development of mass market product distribution networks for the intended distribution of our products, and development of an infrastructure to support the planned business and increasing of revenues.

Our results of operations for the years ended June 30, 2014 and 2013 are as follows:

	Years Ended June 30,
	2014	2013
	($000’s)
Net sales	$4,050	$8,039
Loss from operations	(4,629)	(7,792)
Change in revaluation of derivatives	2,954	4,751
Loss on issuance of convertible debt	(884)	(846)
Interest expense, net	(4,283)	(2,707)
Net loss	$(6,842)	$(6,594)

Net Sales

Net sales for the year ended June 30, 2014 were $4,050, primarily attributed to sales of G-OIL® 4-cycle engine oils, G-CLEAN® grill cleaner, G-CLEAN® pressure washing equipment and G-OIL® 5W-30 motor oil.  Net sales for year ended June 30, 2013 were $8,039, primarily attributed to sales of G-OIL® outdoor power equipment 4-cycle engine oils, G-CLEAN® oil and gas well service cleaners, G-CLEAN® pressure washing equipment and G-OIL® 5W-30 motor oil.  The decrease in net sales from 2013 to 2014 is primarily due to decreased sales of G-CLEAN® pressure washing equipment and G-CLEAN® oil and gas well service cleaners.

For the fiscal years ended June 30, 2014 and 2013, approximately 78% and 89%, respectively, of our sales were from four customers: TTI, companies owned and/or controlled by Galesi, Walmart and Menards,   Net sales are comprised as follows:

	Years Ended June 30,
	2014	2013
	($000’s)
Performance products	$3,098	$4,025
Cleaning products	952	4,014

Total	$4,050	$8,039

Cost of Sales (exclusive of depreciation and amortization)

Cost of sales (exclusive of depreciation and amortization) primarily consists of the cost of obtaining bio solvents, plant oils, additives, packaging components and fees paid to our affiliates for the costs of bottling and blending our products.  Cost of sales (exclusive of depreciation and amortization) for the years ended June 30, 2014 and 2013 were approximately $3,910 and $7,590, respectively.  The decrease in cost of sales from 2014 to 2013 is primarily due to the decrease in net sales.

We will continue to evaluate other opportunities to improve gross margins on our existing product line.  We intend to further increase profitability of our product base through various measures which may include changing product formulations, reducing components cost by increasing volume and reducing expenses by improving operations.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of salaries and benefits, product development and testing fees, advertising and marketing expenses, public relations, insurance and fees for professional services.  Selling, general and administrative expenses for the years ended June 30, 2014 and 2013 include the following:

	Years Ended June 30,
	2014	2013
	($000’s)
Salaries	$585	$966
Selling, marketing, public relations and related	1,394	2,965
Development, product release and testing	319	557
Storage Fees	-	330
Management and operating fees	522	909
Legal and professional	230	531
Occupancy, communications and all other, net	644	836

Total selling, general and administrative expenses	$3,694	$7,094

The decrease in salaries is due to a decrease in headcount and the employee’s agreement to reduce their salaries in exchange for restricted stock, which is included in stock-based compensation.  The decrease in selling, marketing and public relations expenses is due to decreased sponsorship fees, advertising spending and promotional spending.  The decrease in development, product release and testing is due to a reduction of third party testing.    The decrease in management and operating fees is due to lower shipping and consulting fees.  The storage fees are due to a prior year significant charge for raw materials stored on behalf of our manufacturer.  The decrease in legal and professional is due to prior year consulting fees in connection with government grant efforts and lower legal costs.  The decrease in occupancy, communications and all other is due to lower insurance cost, rent and travel.

Stock-based compensation

Stock-based compensation expense for the years ended June 30, 2014 and 2013 was approximately $739, and $939, respectively.  The decrease is due to stock options grants issued in prior years being fully expensed.

Depreciation and amortization

Depreciation and amortization expense for the years ended June 30, 2014 and 2013 was approximately $336 and $208, respectively.  Depreciation charges totaled $15 and $22 for the years ended June 30, 2014 and 2013, respectively, and amortization expense for intangible assets totaled $321 and $187 for the years ended June 30, 2014 and 2013, respectively.  Depreciation and amortization expense is excluded from cost of sales.

Change in revaluation of derivatives

The change in fair value of our derivative liabilities resulted in a favorable adjustment of $2,954 and $4,751 for the years ended June 30, 2014, and 2013, respectively.  The value of the derivative liabilities was determined using the Black-Scholes method.  See note 10 to our financial statements for inputs used to calculate the fair value of our derivatives liabilities.

Loss on issuance of convertible debt

We recorded a charge of $884 and $846 for the years ended June 30, 2014 and 2013.  The charge was in connection with the issuance of our 6.0% secured convertible debentures and associated warrants.  See note 11 to our financial statements.

Interest expense, net

Net interest expense for the years ended June 30, 2014 and 2013 was approximately $4,283 and $2,707, respectively.  Interest expense consists of $3,323 in connection with the amortization of the debt discount on our outstanding secured convertible debentures, $535 in connection with the  interest on the outstanding secured convertible debentures, $190 in connection with the elimination of the commitment shares included in the Lincoln Park Capital agreement, $204 for  interest on the note payable to a related party and $31 in connection with the deferred financing costs relating to the outstanding secured convertible debentures.  Interest income, which was not significant, consists of interest earned on bank deposits and an institutional money market fund.

LIQUIDITY AND CAPITAL RESOURCES

At June 30, 2014 and 2013, we had $108 and $189, respectively, in cash and an accumulated deficit of $82,145 and $75,303 respectively.  At June 30, 2014 and 2013, we had a working capital deficit of $12,008 and $12,110, respectively.

Net cash used by operating activities was $2,324 and $7,695 for the years ended June 30, 2014 and 2013, respectively.  The decrease from 2014 to 2013 was primarily due to the decrease in funding and sales which generated less cash to spend on operations.

Net cash provided in financing activities was $2,315 and $7,538 for the years ended June 30, 2014 and 2013, respectively.  The decrease in financing activities is primarily due to proceeds from the issuance of note payables and secured debentures in the amount of $2,900 and $5,250, respectively, partially offset by payments of $1,040 in 2013 compared to issuance of note payable of $2,354 in 2013.  The net proceeds from our financing activities were used to support purchases from suppliers and advertising costs.

We currently have no material commitments for capital expenditures.  Our capital requirements are not significant as the majority of our performance and cleaning products are outsourced to third party suppliers.  In the foreseeable future, we will require capital for the payment of the related party notes payable disclosed in notes 11 and 17 to our financial statements. Capital is required for the growth of our business, including increases in personnel, sales and marketing, and purchasing finished goods to fulfill orders.

Losses from operations are continuing subsequent to June 30, 2014 and we anticipate that we will continue to generate losses from operations in the near future.  Since inception, we have financed our operations by issuing securities (common stock and debt instruments) in various private placement transactions and from revenue generated by sales of our products.  From July 1, 2013 through June 30, 2014, we issued 105,200,000 shares of common stock with a market value on the date of issuance equal to $7,572 to pay for the purchase of technology utilized in the Company’s oil field services product line, 12,000,000 shares of common stock with a market value on the date of issuance equal to $960 for consulting fees, 4,655,000 shares of common stock with a market value on the date of issuance equal to $362, to employees and Marketiquette, for their agreement to a temporary reduction in their cash based salary and marketing fees, 4,479,000 shares, with a market value on the date of issuance equal to $489 to pay the accrued interest on our secured convertible debenture,  2,156,000 shares of common stock to related parties with a market value on the date of issuance equal to $173, to pay for outstanding debt and marketing fee and 275,000 shares of our common stock, with a market value on the date of issuance equal to $29, to pay a consultants for services rendered.

Debentures and Warrants

In fiscal 2012 and 2013, we realized gross proceeds of $7,500 ($2,250 in December 2011, $4,000 in October 2012 and $1,250 in March 2013) from the sale of 6.0% Secured Convertible Debentures.  In fiscal 2014, we realized gross proceeds of $2,354 ($1,080 in November 2013, $870 in March 2014 and $404 in June 2014) from the sale of additional 6.0% Secured Convertible Debentures, due March 31, 2016, and warrants to purchase 5,885,000 shares of Common Stock on or before March 31, 2018 to eleven accredited investors.  The fiscal 2014 debentures have a conversion price of $0.06 per share.

Due to the weighted average anti-dilution provision the conversion price of $7,500 of debentures is reduced from $0.17 to $0.13 per share.   In addition the attached warrants exercise price is reduced from $0.21 to $0.15 per share.  We may prepay the Debentures at any time without penalty upon ten business days prior written notice to the Investors provided there is, at that time, an effective registration statement covering the resale of the shares issuable upon conversion of the Debentures and exercise of the Warrants.

Subsequent Event

In August 2014 we entered into a Strategic Relationship Agreement with Greentek Fluid Innovations, LLC (“GFI”).  Under this agreement, we purchased all of the intellectual property owned by GFI and developed in collaboration with Inventek and/or Dr. Andrecola and appointed GFI as a master distributor with respect to our products and services related to and in support of efforts in which GFI has oil and gas expertise.  In consideration for the intellectual property we issued 10,000,000 shares of our common stock to GFI. The agreement terminates June 30, 2019.

In September 2014, TTI and certain of its wholly-owned subsidiaries (collectively, “TTI”), Galesi Management Corporation (“Galesi”), Walter Raquet (“Raquet”) and FWD, LLC (“FWD”) and us entered into a Confidential Settlement Agreement and Mutual Release (the “Settlement Agreement”).  Each of Galesi, Raquet and FWD are affiliates of the company.  Under the Settlement Agreement TTI in effect sold to FWD for cash consideration (i) 30,600,778 shares of our common stock owned by TTI and its chairman, representing all of the  shares of common stock owned by TTI and (ii) assigned all of their rights and claims arising under their 6% Secured Note, dated January 27, 2012, as amended, in the principal amount of $3,400 plus accrued interest held by TTI as well as $1,717 of accounts payable and accrued expenses due TTI and any other rights, title or interest against our assets. In addition, Galesi, Racquet and FWD, on the one hand, and TTI, on the other hand, agreed to discontinue certain legal proceedings between them relating to an action commenced by TTI to collect a debt owed to TTI by Inventek Colloidal Cleaners, LLC, our third party manufacturer of oil field services and cleaning products.

In September 2014, FWD and us entered into a Loan Extension Agreement for the $3,400 6% Secured Note, plus accrued interest, and a $1,757 Promissory Note for past due accounts payable and accrued expenses. Under the Loan Extension Agreement and Promissory Note the maturity date of outstanding balances has been extended to October 1, 2015. In addition, as part of the settlement, TTI and FWD agreed to the release claims due from the Company with respect to prepaid inventory and advances for future sales.

On September 30, 2014, the Company realized gross proceeds of $350 from the sale of 6% Convertible Debentures, due March 31, 2016, in the aggregate original principal amount of $350 and Warrants to four accredited investors.

Going Concern Consideration

Due to our limited amount of additional committed capital, recurring losses, negative cash flows from operations and our ability to pay outstanding liabilities, in their report for the fiscal year ended June 30, 2014, our independent auditors stated that there is substantial doubt about our ability to continue as a going concern. These consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, assuming that we will continue as a going concern.

Since inception, we have incurred operating losses and negative cash flows from operations.  As of June 30, 2014, we had an accumulated deficit of $82,145, with total stockholders’ deficit of $10,342.  We had a working capital deficit of $12,007 at June 30, 2014 and are currently in default of the 3.25% Secured Note and the 6% Secured Notes issued to related party disclosed in notes 8 and 9.  These notes matured on September 30, 2013 and June 30, 2013, respectively, and have not been extended and are payable upon demand.

Subsequent to June 30, 2014 a 6% Secured Note in the principal amount of $3,400 plus accrued interest of $488 as well as $1,717 of accounts payable and accrued expenses due to TTI were assigned to related parties of the Company (see Subsequent Event). Under a September 2014 Loan Extension Agreement and Promissory Note the maturity date of $5,605 of payables have been extended to October 1, 2015.

We have undertaken, and will continue to implement, various measures to address our financial condition, including:

●	Continue discussions with existing and potential new investors to invest in us.
●	Seek debt, equity and other forms of financing, including funding through strategic partnerships.
●	Attempt to increase revenues in order to reduce or eliminate our operating losses and enable us to meet our financial obligations.
●	Reduce expenses to conserve cash.
●	Defer certain marketing activities.
●	Investigate and pursue transactions with third parties, including strategic transactions and relationships.

There can be no assurance that we will be able to secure the additional funding we need.  If our efforts to do so are unsuccessful, we will be required to further reduce or eliminate our operations.  These factors, among others, raise substantial doubt about our ability to continue as a going concern.  The accompanying consolidated financial statements do not include any adjustments to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of these uncertainties.

Contractual Arrangements

Significant contractual obligations as of June 30, 2014 are as follows:

		Amount Due in
Type of Obligation	Total Obligation	Less than 1 year
Sponsorship Agreements	$325	$325
Facility Lease	$121	$52

Off Balance Sheet Arrangements

We have no material off balance sheet arrangements that are likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital resources or capital expenditures.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

We have identified critical accounting principles that affect our consolidated financial statements by considering accounting policies that involve the most complex or subjective decisions or assessments as well as considering newly adopted principals. They are:

Use of Estimates – The preparation of consolidated financial statements in accordance with U.S. GAAP requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period.  Management periodically assesses the accuracy of these estimates and assumptions.  Actual results could differ from those estimates. Estimates are used when accounting for various items, including but not limited to allowances for doubtful accounts; derivative financial instruments; asset impairments; revenue recognition; depreciation and amortization; income taxes; and legal and other contingencies.

Share-Based Payments – We adhere with U.S. GAAP, which establishes standards for share-based transactions in which an entity receives employees’ or consultants’ services for (a) equity instruments of the entity, such as stock options or warrants, or (b) liabilities that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of such equity instruments.  We expense the fair value of stock options and similar awards, as measured on the awards’ grant date.  This applies to all awards granted after the date of adoption, and to awards modified, repurchased or cancelled after that date.

We estimate the value of stock option awards on the date of grant using the Black-Scholes option-pricing model (the “Black-Scholes model”).  The determination of the fair value of share-based payment awards on the date of grant is affected by our stock price as well as assumptions regarding a number of complex and subjective variables.  These variables include our expected stock price volatility over the term of the awards, expected term, risk-free interest rate, expected dividends and expected forfeiture rates.

Intangible Assets – Intangible assets are carried at cost less accumulated amortization. For financial reporting purposes, amortization of intangibles has been computed over an estimated useful life of seven years using the straight-line method.

Impairment of Long-Lived Assets – Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.  Determination of recoverability is generally based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition, as well as specific appraisal in certain instances.  Measurement of an impairment loss for long-lived assets is based on the fair value of the asset as estimated using a discounted cash flow model.  Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell. We are a new company with new “green” products in the market.  Sales of our cleaning products commenced in March 2008 and sales of our performance products (2-cycle, 4-cycle and bar and chain lubricants) commenced in August 2008.  In September 2009, sales of our motor oil commenced after we obtained the API certification and SM rating for our 5W-30 motor oil.

Fair Value Measurements – Accounting standards have been issued which define fair value, establishes a market-based framework or hierarchy for measuring fair value and expands disclosures about fair value measurements.  The standard is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value.  The standard does not expand or require any new fair value measures; however its application may change current practice.

Fair value is defined under the standard as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date.  The standard also establishes a three-level hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

●	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for an identical asset or liability in an active market

●
Level 2 — inputs to the valuation methodology include quoted prices for a similar asset or liability in an active market or model-derived valuations in which all significant inputs are observable for substantially the full term of the asset or liability

●	Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement of the asset or liability

BUSINESS

OVERVIEW

We create, develop, market, sell and distribute an array of G-branded, environmentally-friendly, bio-based well service, automotive, marine and residential enhancement, performance and cleaning products.  Our products, including our G-OIL®, G-CLEAN® and G-CLEAN® Well Wake-UP!™ brands, are used primarily in the oil and gas well services industry, automotive aftermarket, the outdoor power equipment, and marine markets.

Our technology platform for manufacturing innovative proprietary and patented high performing “green” products is the end result of company created or licensed intellectual property.  These technologies replace traditional petroleum/hydrocarbon and chemical/solvents derived bases typically associated with conventional non-green products without compromising performance or value while delivering an environmentally safer choice.  We believe our products deliver comparable or superior performance at competitive prices, thus giving our customers, including individual consumers, corporations and industrial users, the ability to ‘do their part’ in protecting the environment.

We recently shifted our strategy to focus on a full range of products specifically engineered to help overcome the oil and gas industry’s challenges of working in the world’s oil fields.  As part of this strategy, we will focus on acquiring and/or developing new and patent-pending technologies and then leveraging our bio-based solutions into the growing markets for oil field services.  We believe the new strategy will result in higher revenues and profit margins. Increased energy demands have expanded the obstacles faced by this industry as they try to preserve and do ‘no harm’ to the delicate eco-system when drilling wells.  Both patented and patent-pending products have been tested by Petróleos de Venezuela, S.A (PDVSA), the Venezuelan national oil company, and E&B Green Solutions, L.P., a well services company based in Bakersfield, California, owned by Francesco Galesi, one of our largest stockholders.  Our oil field products are a natural fit as they will clean, optimize and restore safety to this industry and our environment.  We are actively pursuing opportunities and relationships domestically and worldwide with oil field services providers, oil and gas exploration and production companies and distributors.

We will continue to sell our lubricants and cleaning products directly to retailers and through master distribution agreements with wholesalers and contractual arrangements with independent sales and marketing professionals.  Our products are available at a number of national retail outlets and chain stores including Walmart, The Home Depot, Lowes, Menards and Canadian Tire Corporation.

Manufactured domestically under supply and requirement contracts, our proprietary environmentally preferred base oils are comprised of fatty acids procured from either plant and vegetable oils or animal fats and are on the U.S. Department of Agriculture (“USDA”)  BioPreferred® list.  We also have a BODA™ technology that accelerates the biodegradability of petroleum based lubricants, which even further broadens the array of environment goals that we help end users procure.

Since our inception in 2007, our goal has been to provide a superior green product at prices comparable to traditional products within the same category designation and to validate the proposition that by eliminating price and performance discrepancies, consumers and industries will usually “go green”.  In oil fields, our products allow drillers, well operators, service providers and other potential customers to meet their production, maintenance and spill remediation challenges with green solutions that enhance production, eliminate unnecessary costs and keep their people and the environment safer.  We trademarked the phrase “SAVE THE EARTH – SACRIFICE NOTHING®”, meaning that consumers and customers alike should not have to give up value or performance when choosing to “go green”.

INDUSTRY BACKGROUND

The industry in which we compete is highly competitive.  Our products are part of the oil and gas well service market, automotive aftermarket, outdoor power equipment and the marine markets, which includes oil and gas rigs and storage tanks, rail cars, automobiles, lawn mowers, power washers, chain saws, leaf blowers, hedge trimmers and boats.

Well Services Market

According to the Freedonia Group, despite the recent decline in oil prices, the global demand for oilfield chemicals is expected to reach $28 billion in 2016 as the increasing demand for energy stimulates new development, especially in unconventional and offshore fields.  Nearly all types of chemicals will post healthy advances, but the best opportunities will continue to be in drilling fluids and stimulation chemicals.   Domestic demand for oil and gas well stimulation chemicals is projected to increase 14% per year to $7.35 billion by the end of 2014, buoyed by renewed efforts to reduce dependence on foreign energy sources.  Well stimulation is necessary in order to maximize the output from aging US oil and gas fields; and, to optimize production in unconventional settings such as tight gas, shale and coal bed methane.

Well stimulation products are fluid-based stimulation services which are designed to improve the flow of oil from producing zones.  These products enhance the flow rate of oil from wells with reduced flow caused by paraffin, asphaltenes and other materials.  Well stimulation entails pumping large volumes of specially formulated liquids into a well bore to dissolve barriers thereby eliminating obstacles to the flow of oil.  Sump remediation products deal with the removal of pollution or contaminants from soil, groundwater, sediment, or surface water for the general protection of the environment.  Storage tank cleaners, rig and equipment cleaners and surface washing agents are products that clean and remove oil once it has solidified on surfaces, such as storage tanks, trucks, rail cars and oil field rigs or migrated to the shoreline or beaches.  Surface washing agents are primarily used on solid surfaces and objects though if they are non-toxic, they can be used in the water, on plants and/or animals (including humans.) Most surface washing agents are required to be approved by the Environmental Protection Agency (“EPA”).

Automotive Aftermarket

The automotive aftermarket refers to the maintenance, repair, parts, accessories, chemicals and fluids for vehicles after their original sale.  According to the Automotive Aftermarket Industry Association Digital Fact Book the size of the U.S. automotive aftermarket products market was roughly $318 billion in 2013. Retail sales of motor oil are primarily made through do-it-yourself (“DIY”) and do-it-for-me (“DIFM”) outlets. DIY refers to when consumers perform the maintenance and repair work needed on their vehicles.  DIFM refers to when consumers use professionals to perform the maintenance and repair work needed on their vehicles.  According to Hoovers, the United States automotive oil change and lubrication industry includes about 5,000 companies with combined annual revenue of about $5 billion.  Large chain DIFM stores include Jiffy Lube, Pennzoil 10-Minute Oil Change, Valvoline Instant Oil Change and Kwik Kar.

Outdoor Power Equipment Market

The size of the United States market for outdoor power equipment products is expected to grow 4.0 percent per annum through 2017, reaching $10.6 billion according to the Outdoor Power Equipment Institute.  In 2012, annual U.S. shipments of power washers were about 1,500,000 units.  Most power washers are typically designed to require concentrated cleaners and 4-cycle engine oils.  The total “hand-held” gas powered units shipped in 2012 exceeded 10,700,000 with trimmers representing 54% of the volume, followed by chain saws (23%), hand held blowers (16%) and back pack blowers (6%).  A majority of these units require 2-cycle engine oil and chain saws also require bar and chain oil.

Marine Market

The marine market includes retail expenditures on new and used boats, motors and engines, trailers, accessories and other associated costs.  According to the National Marine Manufacturers Association (“NMMA”) United States demand for recreational boats, propulsion systems and accessories is forecast to grow to $10.1 billion in 2016.  According to the NMMA there are approximately 17 million boats in use in the United States, including outboard, inboard, sailboats, personal watercraft, and miscellaneous (i.e., canoes, kayaks, rowboats, etc.).  Most boats require NMMA certified marine engine oil.

Market Drivers

We believe the strongest market drivers are government impacts through state and federal legislation as well as the increasing environmental concerns of the public.  These include:

●	Government regulation in applicable areas:
➢	Occupational Safety and Health Administration (“OSHA”) regulations require non-hazardous materials in the workplace where there is direct human contact;
➢	Food and Drug Administration (“FDA”) regulations requires non-hazardous products used in food productions;
➢	Environmental Protection Agency (“EPA”) limits and fines oil spills and disposals; and
➢	United States Department of Agriculture (“USDA’) BioPreferred® Program;
●	Increasing environmental concerns by the public;
●	Government procurement;
●	Research and development for new products and to improve the technical performance of existing products;
●	Improved performance and lifespan of products due to higher lubricity;
●	Government subsidies for base product providers and end-users; and
●	Advertising and other campaigns designed to increase public awareness of “green” products and to correct any misconceptions about the efficacy and benefits of such products.

Increased Demand of Bio-Content used in Lubricants

Bio-based products are those composed wholly or significantly of agricultural ingredients – renewable plant, animal, marine or forestry materials.  There is a new label that indicates a product has been independently certified to meet USDA BioPreferred® program standards for bio-based content.  Bio-based products can help increase U.S. energy independence by reducing the use of petroleum in manufactured products.  They may also reduce the introduction of fossil carbon into the atmosphere, thus mitigating potential climate change impacts.  Through implementation of the pre-existing USDA BioPreferred program, the Secretary of Agriculture has designated over 5,000 bio-based products for preferred purchasing by Federal agencies.  The new label makes identification of these products easier for Federal buyers and will increase awareness of these high-value products in the commercial and consumer markets.

The USDA Biopreferred Program states that a 4-cycle motor oil must contain a minimum of 25% bio-content.  G-OIL’s Bio-based Advanced Full Synthetic Motor Oil is made with 37%, making it the only bio-based motor oil to be certified by both USDA BioPreferred and the API.

The Food, Conservation and Energy Act of 2008, the Farm Security and Rural Investment Act of 2002, Presidential Executive Order #13423 and the Federal Acquisition Regulations required government agencies to give preference to the purchase of bio-based products in place of petroleum-based products when reasonably competitive and suited to the application.  It has taken the USDA several years to develop the product lists and definitions of what are now referred to as BioPreferred products.

In June 2013, the USDA BioPreferred program recently finalize its 10th round of procurement regulations, which specify that engine crankcase oil with at least 25% bio-based content will receive federal procurement preference.  The new rule is in effect beginning July 11, 2013 and, all Federal agencies and government contractors must ensure their relevant procurement specifications require the use of bio-based engine oils by June 11, 2014.

Our Definition of Green Motor and Engine Oils

We define “green” motor and engine oils by its biodegradability ranking, the amount of bio-content included and the environmentally impact as defined in a third party life cycle analysis and our material safety data sheet (“MSDS”) hazard rating  “0” toxicity reference.  We believe the marketplace also defines “green” motor oil as re-refined or recycled motor oil that reduces the amount of improperly disposed motor oil and the reduction of energy emissions when re-refining used oil versus making it straight from crude oil.

OUR PRODUCTS

Our product categories include well stimulation products and surface washing agents, performance products, principally lubricants that substitute for petroleum-based motor and engine oils, automotive cleaning products and outdoor cleaning solutions.

All of our products are designed to be environmentally-friendly and most of them meet the “Ultimate Biodegradable” ranking of ASTM International, formerly known as the American Society for Testing and Materials (“ASTM”).  “Ultimate Biodegradable” is ASTM’s highest ranking for biodegradability, meaning the product degrades in 28 days to the required levels.

For the fiscal year ended June 30, 2014, 76% of our revenues were generated by our performance products and 24% of our revenues were generated by our cleaning products.

Well Services Products

Our well services products are engineered to help overcome some of the practical challenges that arise in operating and maintaining oil wells.  Our line of oil field products will clean equipment, oil field rigs and site areas and optimize and restore production while trying to preserve and “do no harm” to the delicate ecosystem in which our customers drill wells.  Most of our products remove the need for transportation of waste fluids and reduce the volatile organic compounds (“VOC’s”) present in the well environment.  Our well services products are sold under the G-CLEAN® and G-CLEAN® Well Wake-UP!™ brands and include storage tank, oil field rig and equipment cleaners, well stimulation, sump remediation and surface washing agents.  The proprietary base of our well servicing products is listed on the EPA's National Contingency Plan (“NCP”) for oil spill clean-ups.  These products are available in a number of formulations:

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Storage tank, oil field rig and equipment cleaners removes the oil and grease from tank walls, machinery and equipment by cutting through and dissolving grease and oil deposits down to the surface of the machinery being cleaned.  Our cleaners not only remove the oil and grease but it also encapsulates the harmful VOC’s associated with cleaning.

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Well stimulation products are designed to improve the flow of oil from producing zones.  Our Well Wake Up! TM well stimulation product attacks the buildup of paraffin and asphaltenes that can restrict well bore and reduce production.  Used as part of a comprehensive service plan, Well Wake-UP! eliminates bore restriction and plugged screens.

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Sump remediation utilizes a surfactant enhanced aquifer process which involves the injection of our specialty surfactants to enhance desorption and recovery of bound up otherwise recalcitrant non-aqueous phase liquid.  Our product provides a cost effective and permanent solution to sites that have been previously unsuccessful utilizing other remedial approaches.  This technology is also successful when utilized as the initial step in a multi-faceted remedial approach utilizing bioremediation enhancement.

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Surface washing agents are a blend of water-based and ultimate biodegradable ingredients specifically formulated to emulsify and encapsulate fuel and oil by penetrating and breaking down long chain hydrocarbons bonds rendering them water soluble.  Our surface washing agent has satisfied the regulatory requirements of the NCP, allowing it to be listed on the NCP product schedule under the surface washing agent category, meaning it can be used by “Federal on-scene coordinators” in accordance with such regulations and is posted on the EPA's website (www.epa.gov/emergencies/content/ncp/index.htm) in the Product Schedule and Technical Notebook.

Performance Products

G-OIL® “green” motor oils are proprietary blends of American sourced ultimate biodegradable non-toxic, renewable and/or less-toxic reusable “environmentally preferred” base stocks that meet and exceed the highest performance criteria.  Available in a number of formulations, our performance products include motor oils, engine oils, fuel stabilizers and other lubricants that are sold under the G-OIL® brand:

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Ultimate Biodegradable Bio-Based Advanced Full Synthetic “Green” Motor Oil is the world’s first and only API Service SM and USDA BioPrefered® certified motor oil for all gasoline engines requiring conventional or full synthetic motor oil, keeping pollutants out of the environment while reducing carbon emissions and our dependence on foreign oil.

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Ultimate Biodegradable Bio Semi-Synthetic “Green” Motor Oil is our newest API Service SN and USDA BioPrefered® certified motor oil for all gasoline engines and is also available as aconventional and re-refined motor oil.  Our conventional formula replaces Group II base stock with green re-refined base stocks and our proprietary biodegradable additive.

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Biodegradable Bio-Based Advanced Full Synthetic “Green” Racing Oil is race track tested.  The product is engineered to provide superior protection and maximum performance, proven to show less wear and tear on the internal engine parts after vigorous dynamometer testing on chassis and engines.

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Ultimate Biodegradable 2-Cycle Bio-Synthetic “Green” Engine Oil is a “no smoke – no smell superior performing engine oil that works with all brands and ratios, meeting and exceeding API service category TC and USDA BioPreferred® for all 2-cycle air cooled outdoor engines and Ultimate Biodegradable, the highest biodegradability ranking as determined by ASTM Standards (2.1 ASTM D-5864).

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Ultimate Biodegradable 4-Cycle Bio-Synthetic “Green” Engine Oil exceeds API Service SM for use with all 4 cycle small engines, providing outstanding lubricant properties to ensure long lasting performance.  USDA BioPreferred® certified, this product is the green solution for lawn and garden equipment, small tractors, log splitters, compressors, steam cleaners, pressure washers, pumps and generators requiring SAE 30 and SAE 10W-30 engine oils.

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Ultimate Biodegradable Bar & Chain Bio-Based “Green” Oil is specifically designed to increase the life and efficiency of chainsaws with excellent lubricity, temperature stability and tackiness to minimize sling loss.

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 Ultimate Biodegradable Fuel Stabilizer keeps all fuel fresh for up to one year, including gasoline, diesel, marine and gasoline blended with ethanol, emulsifying water while preventing carburetor gum and varnish buildup.

In August 2011, our formulations of G-OIL® SAE 5W-30  and SAE 5W-20 motor oils were granted the service symbol SM rating “Donut” by the API for use in all types of gasoline engines, including those found in automobiles and other motor vehicles.  In order to receive the SM or SN ratings, our products undergo a series of testing by authorized third-party laboratories and must meet or exceed performance benchmarks.

In March 2013 we were granted a license to display the API SN and ILSAC GF5 service symbols for G-OIL® SAE 10W-30, 5W-20, 5W-30, 0W-20 and 0W-30 motor oils and the API CJ-4SM service symbol for 15W-40 truck motor oil.  Our green motor oil is available as Advanced Full Synthetic, Full Synthetic, Conventional or 2X Refined.  The SN rating distinguishes gasoline-engine oils that are designed to provide (i) improved oxidation resistance, which means less oil thickening, (ii) improved deposit protection so the engine will not form harmful deposits as quickly, (iii) better engine wear protection and (iv) better low-temperature performance over the life of the oil.

Outdoor Power Equipment and Cleaning Chemicals

We sell G-CLEAN® electric and gasoline powered pressure washing equipment and cleaning chemicals.  Our pressure washers typically include pack-in of our concentrated cleaners and 4-cycle engine oils.

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Pressure Washer Equipment is designed as a portable electric washer sold with a built-in G-CLEAN high pressure detergent injector. They are compacted designed to spray for long or short range applications.

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All Purpose Cleaner is a multipurpose-multi surface cleaner designed to easily lift away dirt and debris as well as keeping surfaces cleaner longer by creating an invisible anti-static residue that reduces future dust and dirt buildup.

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Concrete Cleaner & Degreaser, Siding & All Purpose Cleaner and Mold & Mildew Stain Remover are “heavy duty” cleaning solutions designed to be used in power washers.  They are available in concentrated tubes, dissolvable packages and collapsible bags.

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Foam Blaster and Oxy Foam Blaster is a highly concentrated “foam" all purpose cleaner which gets applied at high pressure and is designed to leave long lasting thick foam that sticks, extending the dwell time for better cleaning.

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Grill & Surface Cleaner is designed to lift and remove baked on grease, dirt and food particles on outdoor grills and cooking surfaces while leaving a lasting shine that shields the surface for future cooking and easier cleaning the next time.

Automotive Appearance Products

G-CLEAN® automotive appearance cleaning chemicals includes car washes, glass cleaners, tire care solutions and all-purpose detergents currently available in a number of formulations:

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Car Wash is a heavy duty hydrophobic (water repelling) solution that is designed to cause water to “bead up” and “roll off,” leaving no spots.  Car Wash is not a detergent, soap or petroleum solvent, but a blend of natural plant based products (including soy, corn, grain and potatoes) that are designed to be safe for vegetation and groundwater.

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Wheel Cleaner and Brake Dust Shield is a two-step wheel cleaner and brake dust repellent solution.  Step one (Wheel Cleaner) is designed to remove tough dirt buildup, while step two (Brake Dust Shield) is designed to leave a shine and protective coating that repels brake dust.

~~●~~	Ultimate Tire Shine is designed to remove dirt and road grime while shining tires and protecting their surface.

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Glass Cleaner is designed to be an easy-to-use, no streak organic formula that clings to glass and penetrates its surfaces, dissolving and removing dirt and forming an invisible anti-static residue that reduces dust and dirt build-up.

~~●~~	Interior Protectant is a cleaning solution designed to shield and shine interior surfaces while protecting automobiles dashboard and other rubber surfaces against UVA and UVB sun rays.

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Rain Repellent & Anti-Fog are hydrophobic glass treatments.  The products are designed to disperse nano-sized particles that penetrate glass surfaces to form a bond that repels rain, ice and snow on the outside and smoke, fog and other types of moisture on the inside for up to several months.

Marine Products

Marine products available for sale under the G-Oil® and G-MARINE™ brand include 2-cycle marine oil, boat washes and hull and bottom cleaners currently available in a number of formulations:

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Ultimate Biodegradable TC-W3 2-Cycle “Green Marine” Synthetic Engine Oil is NMMA certified for use in oil injection and pre-mix 2-cycle engines, providing ultimate protection for all 2-cycle outboard engines and personal watercraft.

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Boat Wash is a heavy duty highly concentrated cleaner that is designed to penetrate dirt and oils, breaking them into little particles that constantly repel each other.  This prevents the particles from sticking, resulting in a spot-free shine on a boat's surface.  Boat Wash will not harm the waterways like most other boat wash products and it’s safe to use while your boat is in the water.

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Hull & Bottom Cleaner uses plant base oils and contains nano-enhanced emulsifiers that break down organic soils and hydrocarbons on the hull while cleaning and removing stains and grime on the bottom of a boat.

GROWTH STRATEGY

We believe that our aggressive sales and marketing effort together with our efficient distribution infrastructure will enable us to successfully and quickly place our proprietary products with industrial, retail, commercial and government customers.  We recently shifted our strategy to focus on a full range of products specifically engineered to help overcome the oil and gas industry’s challenges of working in the world’s oil fields.  As part of this strategy, we will focus on acquiring and/or developing new and patent-pending technologies and then leveraging our bio-based solutions into the growing markets for oil field services.  We believe the new strategy will result in higher revenues and profit margins.

For our retail line of products our growth strategy is designed to capitalize on our “G” brand recognition and our position as a provider of environmentally-friendly, bio-based products.  We have launched a sales and marketing program for our performance and cleaning products, using product and corporate branding; distribution networks; promotional and advertising campaigns targeted toward our market; point of purchase marketing; push-pull strategies; and public promotions.

Develop New Products and Enhance Profitability of Our Existing Products

In an effort to continually satisfy unmet consumer needs and desires, we are developing new products and working closely with our suppliers and strategic partners to develop high performance green products.  We have a full-time employee along with Inventek chemical engineers devoted to creating new products utilizing existing proven and accepted ingredients. We believe these new formulations will better address the marketplace needs and mandates/requirements (retail, installers, commercial, government and military) in order to enhance our products profit margins.

Recently we were issued a patent for our G-CLEAN® Well Wake-UP!™ oil well remediation and stimulation suite of products and method of use.  We believe this suite of products is a first for the oil and gas industry.  The patent includes a biodegradable non-reactive oil well stimulation and method of use based on a nano-scale colloidal chemistry.

We developed a biodegradability accelerator named “BODA”, a proprietary additive that accelerates the biodegradability of motor oil and engine lubricants. BODA is a complex additive package that enables bacteria to rapidly accelerate the biodegradation process of our motor oil, bar and chain lubricants and our 2-cycle and 4-cycle engine oils.  We are currently bench and engine testing synthetic, conventional and re-refined lubricants with the BODA additive at independent third parties to determine the degree of biodegradability and their performance relative to comparable products, including reducing the cost of producing these products.

We will continue to evaluate other opportunities to improve gross margins on our existing product line.  We intend to further increase profitability of our product base through various measures which may include changing product formulations, reducing components cost by increasing volume and reducing expenses by improving operations.

Branding

Starting in 2008 we embarked on creating a powerful consumer brand using the symbol “G”, which we hope will become the choice of consumers seeking products that are both green and effective.  We have also adopted an “umbrella” approach to product branding that allows the “G” brand to “crossover” multiple categories of products within a variety of trade channels.  For example, a consumer who replaces his or her own motor oil is also likely to mow his or her own lawn or clean the barbeque grill.  We believe that a consumer is impressed by the product performance of one product, would be very likely to re-purchase and try other G-branded performance and cleaning products.  By addressing consumer consumption habits, we expect to appeal to all consumers, not only those whose choice of products is determined purely by their “green” attributes.  In conclusion, if performance and price are comparable and, if the consumer hasn’t adopted a strong allegiance to a particular brand, then we believe that our “G” brand is the logical choice for its domestic production and environment benefits.

Expand Our Customer Relationships

Due to the specialized nature associated with the development and production of many of our environmentally-friendly, bio-based products, our customers are incentivized to continue their relationships with us.  This is due, in part, to the fact that we work closely with our customers from product design to delivery. We believe that our largest competitors are unable to deliver this kind of customer-focused attention.  We intend to continue to work closely with our existing customers in their efforts to expand their product offerings, as well as marketing specialty product formulations to new customers even as we grow.  By striving to maintain our long-term relationships with our existing customers and by adding new customers, we seek to limit our dependence on any one portion of our customer base.

Strategic Relationships

The following are the relationships that we deem to be “strategic” and material to our business.

In May 2014, we entered into an Intellectual Property Exclusive License and Distribution Agreement (the “2014 Inventek Agreement”) with Inventek Colloidal Cleaners, LLC (“Inventek”) and Dr. Paul N. Andrecola (“Dr. Andrecola”) to support our well service initiatives.  Included in this agreement is an exclusive distribution and fully paid-up worldwide license to Inventek products and formulations related to applications in the oil and gas industry; including oil well stimulation and remediation products, grease, paraffin and asphaltenes degreasers and solvents, casing cutters, drilling lubricants and detergents, defoamers and surfactants, storage, mud and fractionation tank cleaners, oil and fuel spill surface washing agents and dispersants, oil field rig and equipment cleaners, heavy duty vehicle washing agents, hydraulic fracturing fluids and water treatments.  The initial term of the exclusive license expires May 20, 2039 (25 years) and also contains five automatic ten year renewal periods.

In addition under an agreement dated January 2009, with Inventek (the “2009 Inventek Agreement”), we acquired the exclusive right in the United States and Canada and the non-exclusive right world-wide, outside the United States and Canada, to sell, market and distribute in retail channels of distribution any cleaning products manufactured by Inventek.  In addition with respect to Inventek products we have the non-exclusive right world-wide to include all or selected portions of any certifications, products claims or descriptions, test results, safety or use instruction, or warnings, in labeling, packaging, documentation or any marketing materials or any other materials or media used in connection with the sale or distribution of Inventek roducts.

In exchange for these rights, we agreed to market and distribute the Inventek products under our line of “G” branded products and to refrain from distributing, promoting, marketing or selling any products that compete with Inventek products.  There are no minimum purchase requirements under our agreements with Inventek.  Our agreements also provides that we and Inventek will work together to establish testing procedures and reporting to ensure quality and consistency in our product batches.  The 2009 Inventek Agreement has a ten-year term after which it continues indefinitely until either party gives the other 90-days prior written notice of its intent to terminate the agreement.  We are currently in year five of the initial ten-year term.

In August 2014 we entered into a Strategic Relationship Agreement with Greentek Fluid Innovations, LLC (“GFI”).  Under this agreement, we purchased all of the intellectual property owned by GFI and developed in collaboration with Inventek and/or Dr. Andrecola and appointed GFI as a master distributor with respect to our products and services related to and in support of efforts in which GFI has oil and gas expertise.  The existing GFI distribution agreements will be amended to conform to the terms of the agreement as the GFI products related to their intellectual property will be re-branded G-CLEAN® or to reflect other company owned brands that are sold by us.  The GFI agreement terminates June 30, 2019.

In December 2008, we entered into a market distribution agreement with Techtronics Industries North America Inc. (TTI).  TTI is a leading manufacturer of outdoor power equipment and The Home Depot’s largest supplier.  Under this agreement, TTI purchases our performance and cleaning products and distributes the products through their domestic and international networks.  In addition, TTI co-brands and co-markets various G-branded products with certain of their power products, marketed under the Homelite and Ryobi brands.

In July 2010, we entered into an arrangement with Delta Petroleum Company to produce performance products for us based on our specifications and formulations.  In September 2010, we formalized this arrangement by entering into a Product Production and Sale Agreement with Olympic Oil, Ltd., a wholly-owned subsidiary of Delta Petroleum.  (In this report, we refer to Olympic Oil and Delta Petroleum collectively as the “Delta Group.”)  Under this agreement, the Delta Group produces all our performance products based on our formulations and specifics, which we provide to them.  Delta Group also tests the finished product to ensure compliance with our specifications and performance standards and bottles, packages, warehouses and ships the final product to our customers.  The Delta Group purchases the ingredients and raw materials that are used to produce these products from its suppliers.  The Delta Group also has the right under the agreement, subject to our consent, to sell our products to its other customers either under our label or under the customers’ private label.  The agreement was for a three-year term and is automatically renewed for an unlimited number of one-year terms until one of the parties gives the other 60 days prior written notice that it does not want to renew the agreement.

In December 2011 we entered into a ten-year limited exclusivity distribution agreement with E&B Green Solutions, L.P. (‘E&B”), an entity owned and controlled by Francesco Galesi (“Galesi”), one of our largest stockholders.  E&B is a national independent oil and gas producer with subsidiaries in the oil and gas well service business and will be the [primary] [sole] [a] distributor of our entire suite of G-CLEAN® Well Wake-UP!™ products specifically engineered for oil and gas fields.  Our cleaning products for the oil and gas well service industry include Well Wake Up!, Sump Remediation, Casing Cutter, Frac and Storage Tank Cleaner & Water Treatment and Rig & Equipment Cleaner.  The proprietary base of our well servicing products is listed on the EPA's NCP for oil spill clean-ups.

Finally, we have a Representation Services Agreement with Marketiquette, Inc. (“Marketiquette”), under which Marketiquette, comprised of seasoned sales and marketing professionals, markets and sells our products as well as provides leadership services to our organization.  Marketiquette is co-owned by our President and Chief Marketing Officer, who is also a director and founder of our company, and his wife. Marketiquette has led the identification of prospective new markets and related development of proprietary products.  In May 2014 the agreement with Marketiquette expired in accordance with its terms. However, the agreement provides that Marketiquette will continue to provide sales, marketing and leadership services for a period of 12 months following expiration.  We expect to enter into a new agreement with Marketiquette before May 2015.

SALES AND MARKETING

The cornerstone of our marketing platform is “performance”, surrounded by environmental benefits as a result of producing and usage of our “green” products as well as the benefits of being domestically grown, sourced and manufactured (GROWN & MADE IN THE USA).  This approached is designed to help us overcome some of the challenges, or less than desirable past experiences, of our end users with other green claiming products with the ultimate goal that our products are not only the green choice, but the logical choice as our performance meets or surpasses the performance of conventional non-green products.

We compete in a number of large industries populated by some enormous well-funded companies that have exceptional category expertise and well established brands.  Our go-to-market or sales approach relies on legislative support, the understanding of government logistics and target audiences’ needs in order to satisfy them, the ability to gain confidence and credibility when seeking trial and third party endorsements and ultimately, getting our products into the hands of consumers and customers everywhere while enticing them to purchase.

With our focused shift towards the well service category of the oil and gas industry, we are entertaining a second tier distribution sales approach, favoring in-house sales expertise to work exclusively with well service providers as well as the distributors who supply chemical solutions to these providers; and, the end users requesting the services that also demand these chemical solutions.  Bringing ‘our solution’ to market as part of the service provider’s total solution package will enable us to be embraced by them, not compete with them with the assurance of helping us reach our goals of getting our products and solutions into the hands of the end users.  Our well service focused sales team will require a certain skill set and category expertise to properly explain the features and benefits of our products when pointing out the advantages of our products versus the competition as well as possessing the ability to demonstrate ‘on-site’ at the point of usage.  This will be a critical component in achieving sales within this highly competitive and vertically integrated category.

Our sales and marketing program for our retail performance and cleaning products, uses product and corporate branding; promotional and advertising campaigns on television channels targeted toward our market; point of purchase marketing at auto parts retail stores, home improvement centers, grocery store chains, mass market retailers, and regional wholesalers; push-pull strategy; and public promotions.  We believe that our aggressive sales and marketing effort together with our efficient distribution infrastructure will enable us to successfully and quickly place our products with retail and commercial customers.

Our “go-to-market” strategy is based on our understanding of consumer behavior that drives decisions related to where to compete and how to compete.  It includes a profile of the consumer motivations determining who they are, what they want, what they need and where they go to satisfy these wants and needs.  This strategy is also a process of educating the consumer by making the products readily available and then motivating them to buy.

●	Build brand awareness
●	Identify unmet consumer needs via visual cue’s for high performance green products
●	Generate trial and sampling occasions
●	Motivate consumer “consumption”
●	Gain distribution
●	Drive consumer traffic to the retail

Our sales infrastructure includes master distribution agreements with a variety of wholesalers and Marketiquette’s contractual arrangements with third party sales professionals.  We are actively pursuing relationships with other distributors, wholesalers and retailers to include additional major national consumer purchase locations in the household goods, automotive aftermarket, and categories that include home improvement centers.

CUSTOMERS

A significant portion of our sales is derived from a limited number of customers.  For the fiscal year ended June 30, 2014 and 2013, approximately 78% and 89%, respectively, of our sales were made to TTI, which is a principal supplier to The Home Depot and Menards, Inc., and companies owned and/or controlled by Galesi and Walmart.

Our targeted customers are leading national and regional retailers, primarily consisting of mass merchandisers, auto parts (including quick lube/oil change retailers), home centers and hardware Stores.  We are also pursuing customers in the United States and internationally in the oil and gas industry, industrial, municipality and military markets.

COMPETITION

Our well services competition includes small and mid-size independent contractors as well as major oilfield services companies with international operations.  We compete with significant chemical companies and a number of smaller independent competitors for our well services products.  We believe that the principal competitive factors in the market areas that we serve are price, product and technical proficiency.

Motor oil marketers continue to look to higher-priced specialized and high-performance formulations to lessen the price-driven, commodity nature of the business.  Synthetic motor oils and synthetic blends remain the most promising development.  They have strong appeal to marketers and retailers alike because of the much higher prices they command.  Marketers are thus devoting much of their marketing and new product development efforts to synthetic and blended oils.  We believe that the next opportunity in marketing motor oil is the environmentally-friendly, non-petroleum based and fully biodegradable “green” oil or “bio-synthetic”.  We are not aware of any major provider of biodegradable lubricants.

Competition in automotive cleaning products continues to expand, particularly in the protectants and wash segments, creating new products to protect both interior and exterior automotive parts.  Tire dressing, a protectant product, gives tires a like-new, high-gloss, wet-look finish and is particularly popular among young male vehicle owners.  Category leaders Armor All, Meguiar’s and Turtle Wax continually renew their offerings with extensions into tire care, exterior washes, carpet and upholstery care and odor removers, as well as updated formulations of protectants or waxes and polishes.

The retail and industrial market for marine supplies is highly competitive.  Many competitors who sell marine products have their own supply stores sell through catalogs, over the Internet and through distributors. The principal factors of competition in our marketplace are selection, quality, availability, price, convenience and access to a wide variety of merchandise.  The market for specialized service chemical programs for well services and water and land clean-up is also highly competitive.

INTELLECTUAL PROPERTY

We own certain intellectual property, including trade secrets, which we seek to protect, in part, through confidentiality agreements with employees and other parties. We regard our proprietary technology, trade secrets, trademarks, licenses and similar intellectual property as critical to our success, and we rely on a combination of trade secrets, contract, patent, copyright and trademark law to establish and protect our rights in and our products and technology.  These include the following:

●	Exclusive license to market, distribute and sell Inventek products, which make up the bulk of our well services, surface washing agents and cleaning products.

●	Our own formulations for motor oil, 2-cycle oil, 4-cycle oil and bar and chain lubricants.

●	The purchase of our TC-3W marine engine oil from an additive supplier.

As part of the 2014 Inventek Agreement we have an exclusive distribution and worldwide license to Inventek products and formulations related to applications in the oil and gas industry; including oil well stimulation and remediation products, grease, paraffin and asphaltenes degreasers and solvents, casing cutters, drilling lubricants and detergents, defoamers and surfactants, storage, mud and fractionation tank cleaners, oil and fuel spill surface washing agents and dispersants, oil field rig and equipment cleaners, heavy duty vehicle washing agents, hydraulic fracturing fluids and water treatments.

In June 2014 we were issued a U.S. patent for certain G-CLEAN® Well Wake-UP!™ oil well remediation and stimulation suite of products.  We believe the products are the first environmentally friendly well remediation and stimulation fluids in the oil and gas Industry.  The patent covers readily biodegradable fluids which are also non-reactive with the geological formation unlike traditional acid and organic solvent based fluids which damage the reservoir formations and involve risks of groundwater contamination.  The products are based on a disruptive technology platform based on nano-scale colloidal chemistry. Since our inception we have invested significant amounts of capital into research and development of new products.

The following marks are registered to us in the United States Patent and Trademark Office:   G-OIL®,   SAVE THE EARTH– SACRIFICE NOTHING®, G OIL Design®, G CLEAN®, G MARINE® and G.E.T. GREEN! ®. Foreign trademark registrations are held as follows:  (1) for G OIL in the European Community, Costa Rica, Israel, Singapore, Argentina, and Taiwan; and (2) for G CLEAN in the European Community, Costa Rica, Columbia, Israel, Argentina (class 7) and Singapore.

Applications are pending in Australia, Brazil, China, Chile, Columbia, Trinidad & Tobago, and Ghana for G OIL (and/or G OIL and Design).  Applications are pending in Argentina (class 3), Australia, Brazil, Ecuador, China, Trinidad & Tobago, and Venezuela for G CLEAN.

SUPPLIERS

We have a select group of suppliers and contract manufactures to develop, blend and bottle all of our products, benefiting by their intellectual know-how, buying power, increased capacity, freight savings as well as production and logistical expertise

We rely on a limited number of suppliers for all of our products.  One of our strategic goals is to diversify our supply base in order to reduce the risk of depending on a limited number of suppliers.  However, we cannot assure you we will be able to expand our supply base as there are a limited number of producers of bio-based performance and cleaning products that would satisfy our standards for quality and performance.

Well Service Products

We purchase our oil and gas well services products from Inventek in concentrated or diluted form and either ship them directly to our distributors or customers.  These products include oil well stimulation and remediation products, grease, paraffin and asphaltenes degreasers and solvents, casing cutters, drilling lubricants and detergents, defoamers and surfactants, storage, mud and fractionation tank cleaners, oil and fuel spill surface washing agents and dispersants, oil field rig and equipment cleaners, heavy duty vehicle washing agents, hydraulic fracturing fluids and water treatments.

Performance Products

We have successfully developed our own formulations for motor oil, 2- and 4-cycle engine oil and bar and chain oil.  In September 2010 we entered into a three-year Product Production and Sale Agreement with the Delta Group under which it produces our performance products for us based on our specifications and formulations.  The Delta Group purchases all the raw materials, including the bio-base, and ingredients for our performance produces, mixes and blends them to our specifications, tests the finished product to ensure that it meets our performance and other standards, and warehouses, bottles, packages and ships the finished product to our customers.  We have no direct relationship with any of the Delta Group’s suppliers.  The raw materials used by our suppliers are readily available and we believe our suppliers are able to obtain sufficient raw materials to fulfill our needs for the foreseeable future.

Cleaning Products

We purchase all our cleaning products in concentrated form from Inventek, and either bottle the products at Inventek or ship them to the Delta Group or another blender/bottler for blending and bottling and then to our distributors.

Marine Products

We currently purchase our TC-3W 2-cycle marine engine oil from Infineum USA L.P. (“Infineum”).  The combination of Infineum’s bio-base oil and additives create the necessary performance attributes that make our marine engine oil effective and biodegradable as determined by ASTM Standards. Infineum ships our marine products to the Delta Group or another vendor designated by us for blending and bottling, which then ships the finished product to our distributors and customers. Our marine cleaning products are purchased from Inventek.

DISTRIBUTION

We have a number of agreements with distributors in the United States and Canada, the most important of which is our five-year worldwide distribution agreement with TTI for G-branded products, which we entered into in December 2008.  In December 2013, the agreement was automatically renewed for another five-year term.  TTI is the manufactuerer of Ryobi™ and Homelite™ hand-held gas and electric powered outdoor equipment, including grass and weed trimmers, power washers, blowers, chain saws and hedge trimmers.  Under our agreement with TTI, they have the non-exclusive right to distribute all of our products, including all G-OIL® 2-cycle, 4-cycle, Bar & Chain oils and G-CLEAN™ biodegradable detergents, throughout its global distribution network.

TTI has the exclusive right to distribute our non-automotive products through the following channels of distribution: (i) specific retail stores within the United States, Canada and Mexico, including all retailers with an average of at least 40,000 square feet per store, (ii) all marketing channels outside of the United States, Canada and Mexico, and (iii) all marketing channels with respect to any of our new products unless otherwise expressly agreed to in writing.  Our agreement with TTI provides that we will collaborate to devise mutually beneficial marketing strategies and campaigns.  The term of our agreement with TTI will automatically renew for successive five year periods beginning on January 1, 2014, unless earlier terminated pursuant to the agreement or written notice of non-renewal is provided at least one year prior to the expiration of the then current term.  For the fiscal years ended June 30, 2010, 2011, 2012, 2013 and 2014 approximately 64%, 41%, 34%, 36% and 62% of our revenues, respectively, were derived from TTI.  TTI beneficially owned approximately 17.4% and 0% of our outstanding shares as of June 30, 2014 and October 31, 2014.

In December 2011 we entered into a ten-year limited exclusivity distribution agreement with E&B and a separate agreement with Green Planet (“Green Planet”), which is also owned and controlled by Galesi.  E&B is a national independent oil and gas producer with subsidiaries in the oil and gas well service business that will be responsible for the distribution of our full range of G-CLEAN products specifically engineered for oil and gas fields.  Our cleaning products for the oil and gas well service industry include: Well Wake Up!, Sump Remediation, Storage Tank Cleaner and Rig & Equipment Cleaner.  The proprietary base of our well servicing products is listed on the EPA's National Contingency Plan (NCP) for oil spill clean-ups.  Galesi beneficially owned approximately 16.5% and 19.9% of our outstanding shares as of June 30, 2014 and October31, 2014.

EMPLOYEES

As of October 31, 2014, we have three full-time employees.  None of our employees are members of a union.  We believe that we have good relations with our employees.

CORPORATE HISTORY

We were organized under the laws of the State of Delaware on August 7, 2007.

We have one wholly-owned subsidiary, GET Well! Inc., formally GET Manufacturing, Inc., a Delaware corporation incorporated on June 3, 2008.  We do not own equity interests in any other entity.  Our executive offices are located at 1136 Celebration Boulevard, Celebration Florida 34747 and our telephone number is (877) 438-4761.

PROPERTIES

Our lease for approximately 5,045 square feet of warehouse and office space for our sales and marketing offices in Celebration, Florida will expire in September 2016.

We lease approximately 2,500 square feet of office space in Hawthorne, NY on a month-to-month basis.

We also have a month to month lease of approximately 640 square feet of office space in Davis, California. This facility houses our lab and research and development personnel.

We believe that our physical properties are well maintained, in good operating condition and adequate for their intended purposes.

LEGAL PROCEEDINGS.

From time to time, we may become involved in routine litigation incidental to our business.  Further, product liability claims may be asserted in the future relative to events not known to management at the present time.  Management believes that our risk management practices, including our insurance coverage, are reasonably adequate to protect against potential material product liability losses.  We are not a party to any material legal proceeding not in the ordinary course of business at this time.

AVAILABLE INFORMATION

Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and amendments to those reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Exchange Act, are available, free of charge, on our web site at www.getg.com as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at www.sec.gov.   The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

In addition, we have made available on our web site under the heading “Investor Quick Facts.” our Code of Ethics and Code of Conduct. We intend to make available on our web site any future amendments or waivers to our Code of Ethics and Code of Conduct within four business days after any such amendments or waivers.

MANAGEMENT

The names, ages and titles of our executive officers and directors, as of October 1, 2014, are as follows:

Name	Age	Position
David Buicko (2) (7)	61	Class II Director, Chairman of the Board
Humbert Powell III (3)(7)	75	Class II Director
Walter Raquet (4)(5)(6)	69	Class I Director, Interim Chief Executive Officer
Jeffrey Loch (1)	52	Class III Director, President and Chief Marketing Officer
Greg D. Adams	53	Chief Operating Officer, Chief Financial Officer and Secretary

(1)   Term as a Director expires on the date of the Annual Meeting and is a Class III Director nominee at the Annual Meeting.
(2)   Audit Committee Chair.
(3)   Member of the Compensation Committee.
(4)   Term as Director expires at the 2015 annual meeting of stockholders.
(5)   Member of the Audit Committee.
(6)   Compensation Committee Chair.
(7)   Term as Director expires at the 2016 annual meeting of stockholders.

Non-Employee Directors

David M. Buicko has been our Chairman of the Board since May 2011 and a director since September 2010.  Since 1986, Mr. Buicko has been the chief operating officer of the Galesi Group, a leading industrial real estate developer in the Northeast and owner of one of the largest, most versatile third-party logistics companies in the region.  He is responsible for the day to day operations of the Galesi Group’s operating divisions including commercial real estate, industrial parks, and distribution and logistics.  Mr. Buicko is a member of a variety of local, professional, economic development and charitable organizations and is currently a Director and past chairman of the Center for Economic Growth, a regional economic development organization. Mr. Buicko was selected by Governor Cuomo to serve as a member of the Capital Regional Economic Development Council.  He also serves on the board of numerous privately held companies in the real estate industry.  Mr. Buicko is a certified public accountant and a graduate of Siena College where he received a B.B.A. degree in Accounting in 1975.  Mr. Buicko was selected as a director because of his background and experience in senior management, which provides the Board with valuable management and leadership skills and insight into our business.

Humbert Powell III has been a director since November 2008.  Mr. Powell is the Senior Vice President at Wunderlich Securities a regional Investment banking firm headquartered in Memphis Tennessee with 18 offices located in the states.  Mr. Powell served as Chairman of Marleau, Lemire USA and Vice Chairman of Marleau, Lemire Securities, Inc. during the years 1994-1996. Prior to his employment with Marleau, Lemire, he served as a Senior Managing Director in the Corporate Finance Department of Bear Stearns & Co., 1984-1994, with responsibilities for the Investment Banking effort both domestic and international. Prior to his employment with Bear Steams in 1984, Mr. Powell served as a Senior Vice President and Director of E.F. Hutton & Co., where he was employed in various capacities for 18 years. He is also a Director of several public and private companies and a Trustee of Salem International University.  Mr. Powell was selected as a director because of his depth of knowledge of the investment banking sector, which provides the Board with extensive insight and a perspective on growth and acquisition strategies.

Employee Directors and Officers

Walter Raquet has been a director since June 2012 and was appointed Interim Chief Executive Officer in May 2014.  Mr. Raquet is currently Chairman of Bolton LLC an investment management company.  He is currently a director for Liquid Holdings Group, LLC (LIQD).  He was Chairman of WR Platform Advisors LP, a technology platform and service provider of managed accounts for hedge fund investments from 2004 to 2011.  Mr. Raquet was also a co-founder of Knight Securities.  He served as Knight’s Chief Operating Officer from its inception in 1995 until 2000 and as its Executive Vice President from 1998 through 2002. He also served as a member of Knight’s board of directors from 1995 through 2002.  Prior to Knight, Mr. Raquet was a Senior Vice President with Spear, Leeds & Kellogg/Troster Singer and a Partner at Herzog Heine & Geduld, Inc., where he directed the firm's technology and marketing efforts. Also, Mr. Raquet was Corporate Controller for PaineWebber Incorporated, Executive Vice President of Cantor Fitzgerald and Controller for Weeden & Co. Mr. Raquet is a certified public accountant and practiced at the accounting firm of Price Waterhouse. Mr. Raquet received a B.S. degree in Accounting from New York University.  Mr. Raquet was selected as a director because we believe that his background and experience provides the Board with a perspective on corporate finance matters.

Jeffrey Loch, one of our founders, has been our president and chief marketing officer since September 2010 and a director since February 2009.  Mr. Loch is a principal of Marketiquette, a marketing company he co-founded in 2001 that provides branding and go-to-market strategies as well as national sales representative coverage.  Mr. Loch is a graduate of Albion College where he received his B.A. degree in Management and Economics in 1984. Mr. Loch was selected as a director because of his in-depth knowledge of our operations and products as our president and chief marketing officer, which facilitates the Board’s oversight function with the benefit of management’s perspective of our business.

Greg D. Adams has been our chief operating officer since September 2010, and our chief financial officer and secretary since March 2008. He is currently a director for As Seen on TV, Inc. (ASTV).   From 1999 to 2008, he served as a chief financial officer, chief operating officer and director of EDGAR Online Inc., a leading provider of business information.  From 1994 to 1999, he was also a chief financial officer and senior vice president, finance of PRT Group Inc., a technology solutions company and the Blenheim Group Plc., U.S. Division, a conference management company.  Mr. Adams began his career in 1983 at KPMG in the audit advisory practice where he worked for 11 years.  Mr. Adams is a certified public accountant, a member of the New York State Society of Certified Public Accountants and the American Institute of Certified Public Accountants, and served as vice chairman of Financial Executives International’s committee on finance and information technology.  He received a B.B.A. degree in Accounting from the College of William & Mary.

Family Relationships

None of the directors or executive officers are related by blood, marriage or adoption.

CORPORATE GOVERNANCE AND BOARD COMMITTEES

Director Independence

The Board has determined that Messrs. Powell and Buicko, independent as that term is defined in the listing standards of the NASDAQ, although Mr. Buicko may not be deemed “independent” for audit committee purposes if the Company were to be listed on NASDAQ.  Generally a director is considered independent as long as he or she does not have a relationship with us or management that would interfere with the exercise of independent judgment in carrying out the director’s responsibilities.

In determining director independence, the Board considered the compensation paid to Messrs. Powell and Buicko for the year ended June 30, 2014, disclosed in “Director Compensation” below, and determined that such compensation was for services rendered to the Board and therefore did not impact their ability to continue to serve as independent directors.

Disclosure of Director Qualification

In lieu of a nominating committee, the Board is responsible for assembling for stockholder consideration a group of nominees that, taken together, have the experience, qualifications, attributes, and skills appropriate for functioning effectively as a Board.  The Board regularly reviews its membership composition in light of our changing requirements, assesses its own performance, and the feedback from stockholders and other key constituencies.

In identifying and recommending nominees for positions on the Board, the Board places primary emphasis on the following:  (i) a candidate’s judgment, character, expertise, skills and knowledge useful to the oversight of our business; (ii) a candidate’s business or other relevant experience; and (iii) the extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other members of the Board will build a board of directors that is effective, collegial and responsive to our needs.

In addition, the Board seeks to include a complementary mix of individuals with diverse backgrounds and skills reflecting the broad set of challenges that it confronts.  These individual qualities can include matters like experience in our industry, technical experience (for example, financial or technological expertise), experience gained in situations comparable to ours (e.g., financial service companies, growth companies, and companies that grow through acquisitions), leadership experience, and relevant geographical experience.

Stockholders who wish to recommend director candidates for consideration by the Board may do so by mailing a written recommendation to the Board in accordance with the procedures set forth in the section entitled “Stockholder Communication with the Board of Directors” appearing elsewhere in this proxy statement.  Such recommendation must include the following information as of the date of recommendation:

●	the name and address of the stockholder submitting the recommendation, the beneficial owner, if any, on whose behalf the recommendation is made and the director candidate;

●	the class and number of shares of our Common Stock the stockholder owns beneficially and of record and, in the case where the stockholder is the record owner but not the beneficial owner, the name of the beneficial owner, including the holding period for such shares;

●	full biographical information concerning the director candidate, including a statement about the candidate’s qualifications; and

●	a written consent of the candidate (1) to be named in the Company’s proxy statement and stand for election if nominated by the Board and (2) to serve if appointed by the stockholders.

Recommendations by stockholders for director candidates to be considered by the Board must be submitted not later than the 120th calendar day before the first anniversary of the date our proxy statement was released to stockholders in connection with the previous year’s annual meeting.  The submission of a recommendation by a stockholder in compliance with these procedures will not guarantee the selection of the stockholder’s candidate or the inclusion of the candidate in our proxy statement.

BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of the outstanding shares of Common Stock as of October 1, 2014 by:  (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and director nominee, (iii) each of the Named Executive Officers in the Summary Compensation Table below and (iv) all directors and executive officers as a group.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)		Percent of Class(2)
Executive Officers:
Jeffrey Loch	4,000,000	(3)	1.3%
Greg D. Adams	4,162,500	(4)	1.4%
Non-Employee Directors:
Humbert Powell	700,000	(5)	*
David Buicko	1,904,250	(6)	*
Walter Raquet	56,559,905	(7)	16.7%
All directors and executive officers as a group (5 persons)	67,326,655	(8)	19.4%
5% Stockholders:
KeysKwest, LLC	11,262,050	(9)	3.7%
Paul Andrecola	111,419,248	(10)	37.0%
Francesco Galesi	70,489,417	(11)	20.7%
D&L Partners	24,155,757	(12)	7.6%

 Less than 1%

(1)	Unless otherwise provided herein, the address of the persons named is c/o Green Earth Technologies, Inc., 7 West Cross Street Hawthorne, New York 10532.
(2)
According to the rules and regulations of the SEC, shares that a person has a right to acquire within 60 days are deemed to be beneficially owned by such person and are deemed to be outstanding only for the purpose of computing the percentage ownership of that person.  Except as otherwise indicated, and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the shares shown as beneficially owned.  As of the October 31, 2014, 300,795,064 shares of Common Stock were outstanding.

(3)	Includes 4,000,000 shares of Common Stock underlying immediately exercisable options.
(4)	Includes 3,237,500 shares of Common Stock underlying immediately exercisable options.
(5)	Includes 700,000 shares of Common Stock underlying immediately exercisable options.
(6)	Includes 400,000 shares of Common Stock underlying immediately exercisable options.
(7)
Includes 14,423,076 shares issuable upon exercise of conversion rights with respect to $1,875,000 aggregate principal amount of our 6.0% convertible debentures due December 31, 2014 and 5,514,706 shares issuable upon exercise of warrants having an exercise price of $0.15 per share expiring December 31, 2016; and includes 16,316,667 shares issuable upon exercise of conversion rights with respect to $979,000 aggregate principal amount of our 6.0% convertible debentures due March 31, 2016 and 2,125,000 and 322,500 shares issuable upon exercise of warrants having an exercise price of $0.21 per share expiring on March 31, 2018 and June 30, 2018, respectively; and 100,000 shares of Common Stock underlying immediately exercisable options.

(8)	Includes an aggregate of 16,399,706 shares of Common Stock underlying immediately exercisable options and warrants.
(9)
Mr. Loch’s wife, Carol Loch, is the sole member of KeysKwest, LLC, which owns 11,262,050 shares of Common Stock.  Mr. Loch does not have voting control or power of disposition over these shares and disclaims any ownership of such shares.  The business address of KeysKwest is 2903 N. Mccarren Way, Maricopa, Arizona 85239.

(10)	Mr. Andrecola’s business address is 106 Gaither Drive, Mt. Laurel, New Jersey 080504.
(11)
Includes 23,076,923 shares issuable upon exercise of conversion rights with respect to $3,000,000 aggregate principal amount of our 6.0% convertible debentures due December 31, 2014 and 8,823,530 shares issuable upon exercise of warrants having an exercise price of $0.15 per share expiring on December 31. 2016, and includes 7,500,000 shares issuable upon exercise of conversion rights with respect to $450,000 aggregate principal amount of our 6.0% convertible debentures due March 31, 2016 and 375,000, 375,000 and 375,000 shares issuable upon exercise of warrants having an exercise price of $0.21 per share expiring on March 31, 2018, June 30, 2018 and September 30, 2018, respectively.

(12)
Includes 7,692,308 shares issuable upon exercise of conversion rights with respect to $1,000,000 aggregate principal amount of our 6.0% convertible debentures due December 31, 2014, 2,941,176 shares issuable upon exercise of warrants having an exercise price of $0.15 per share expiring December 31, 2016; and includes 4,807,692 shares issuable upon exercise of conversion rights with respect to $625,000 aggregate principal amount of our 6.0% convertible debentures due March 31, 2016, 1,838,235 shares issuable upon exercise of warrants having an exercise price of $0.21 per share expiring March 31, 2018.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Corporate Governance

The Board has adopted a resolution that, in the future, any transactions between us and another person or entity who is deemed to be an “affiliate” or a related party must be approved by a majority of our disinterested directors.

Transactions with Related Parties

In May 2014, we entered into an Intellectual Property Exclusive License and Distribution Agreement with Inventek and Dr. Paul N. Andrecola. In consideration for the exclusive licenses we issued 100,000,000 shares of our common stock to Inventek/ Dr. Andrecola to support our well service initiatives. Included in the agreement is an exclusive distribution and fully paid-up worldwide license to Inventek products and formulations related to applications in the oil and gas industry. In March 2014 we issued 5,200,000 shares of our common stock to Inventek in connection with their technology in support of our oil and gas well services product line. In February 2008, we entered into an agreement with Inventek under which Inventek granted us a royalty-free license and exclusivity rights to market, sell and distribute appearance products. Inventek is owned by Yasmin Andrecola, whose husband, Paul Andrecola, beneficially owns approximately 37.0% of our outstanding shares as October 31, 2014.  Under the terms of the agreement, we and Inventek agreed to combine resources and work together to formulate and manufacture products to be sold under our brand names.  We purchased inventory from Inventek totaling $201,000 and $7,299,000 for the years ended June 30, 2014 and 2013, respectively.

 Between June 2007 and June 2014, we issued an aggregate of 11,262,050 shares of our Common Stock to Marketiquette. Marketiquette is owned and operated by Jeffrey Loch, our President, Chief Marketing Officer and a Director, and Carol Loch, his wife.  At the direction of Marketiquette, all of the shares were issued to KeysKwest, LLC, which beneficially owned approximately 3.7% of our outstanding shares as October 31, 2014 and whose sole member is Mrs. Loch.  Mr. Loch does not receive any regular cash compensation from us for his services as an officer and/or Director of the Company.

In July 2007, we entered into a services agreement, as amended, with Marketiquette under which we pay Marketiquette a monthly retainer of $36,000 as well as commissions from 5%-10% based on net sales it generates. During the year ended June 30, 2014 the Company issued 1,485,000 restricted shares to Marketiquette for decreasing its monthly retainer and 1,250,000 shares to settle outstanding commissions. The commissions depend on the customer’s class of trade with a declining maximum scale based on volume.  Marketiquette uses the monthly retainer primarily for employees’ salaries, including two full-time and one part-time employee, and the commissions to pay sales representatives.  We paid Marketiquette a total of $432,000 and $620,000 for the years ended June 30, 2014 and 2013, respectively, in accordance with the agreement.

In September 2014, TTI and certain of its wholly-owned subsidiaries (collectively, “TTI”), Galesi Management Corporation (“Galesi”), Walter Raquet (“Raquet”) and FWD, LLC (“FWD”) and us entered into a Confidential Settlement Agreement and Mutual Release (the “Settlement Agreement”).  Each of Galesi, Raquet and FWD are affiliates of the company.  Under the Settlement Agreement TTI in effect sold to FWD for cash consideration (i) 30,600,778 shares of our common stock owned by TTI and its chairman, representing all of the  shares of common stock owned by TTI and (ii) assigned all of their rights and claims arising under their 6% Secured Note, dated January 27, 2012, as amended, in the principal amount of $3,400 plus accrued interest held by TTI as well as $1,717 of accounts payable and accrued expenses due TTI and any other rights, title or interest against our assets.

In September 2014, FWD and we entered into a Loan Extension Agreement for the $3,400 6% Secured Note, plus accrued interest, and a $1,757 Promissory Note for past due accounts payable and accrued expenses. Under the Loan Extension Agreement and Promissory Note the maturity date of outstanding balances has been extended to October 1, 2015.

In December 2011, we entered into a ten-year limited exclusivity distribution agreement for G-branded products with E&B Green Solutions, L.P. (“E&B”) and a distribution agreement with Green Planet (“Green Planet”).  E&B and Green Planet are members of the Galesi Group, which is owned and controlled by Francesco Galesi. Mr. Galesi beneficially owns approximately 20.6% of our Common Stock.  In addition, David Buicko, our Chairman of the Board is the chief operating officer of Galesi Group’s real estate operations.  For the year ended June 30, 2014 and 2013, approximately 1% and 14% of the Company’s revenues, respectively, were generated from E&B and Green Planet.

EXECUTIVE COMPENSATION

Summary of Compensation

The following table sets forth certain information with respect to compensation for the fiscal years ended June 30, 2014 and 2013 earned by or paid to the Company’s principal executive officer and all individuals who served as the Company’s principal executive officer during fiscal 2014 and the only other executive officer of the Company whose total salary exceeded $100,000 in fiscal 2014 (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary($)		Option Awards($)(1)	Total($)

Jeffrey Loch, President	2014	$-		$192,150	$192,150
and Chief Marketing Officer(2)	2013	$-		$494,000	$494,000

Greg D. Adams, Chief Financial	2014	$200,000	(3)	$144,417	$344,417
Officer and Chief Operating Officer	2013	$200,000	(3)	$152,417	$352,417

(1)	Represents the aggregate grant-date fair value of the awards computed in accordance the Financial Accounting Standards Board (FASB) Accounting Standards Codified Topic 718 ("FASB ASC Topic 718.)
(2)
Mr. Loch is our principal executive officer.  He does not receive any regular cash compensation from us in his capacity as an officer or a Director.  However, we do pay for the services of Marketiquette, a company he, along with his wife, controls.  See “Certain Relationships and Related Party Transactions” above.

(3)	Mr. Adams agreed to defer $50,000 of his base salary and is due $112,000 at June 30, 2014.

Employment Agreements and Arrangements

Greg Adams, Chief Financial Officer and Chief Operating Officer

Mr. Adams employment agreement, as amended, is entitled to receive a base salary of $200,000. As of June 30, 2014 the amounts due to Mr. Adams for deferred salary is $112,000. In the event of termination for any reason other than for “cause,” death or disability or if the Company decides not to renew the agreement, Mr. Adams will receive, in addition to payment of accrued salary and benefits through the date of termination of employment, a severance payment equal to the sum of (i) twenty-four months of his then applicable annual base salary; and (ii) the average of his last two annual cash bonuses, and all stock options held by the executive shall immediately vest and remain exercisable for the lesser of their original term or five years.

Outstanding Equity Awards

The following table includes certain information with respect to the value of all outstanding equity awards to our Named Executive Officers at June 30, 2014.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	STOCK AWARDS
Name	Number of Securities Underlying Unexercised Option (#) Exercisable		Number of Securities Underlying Unexercised Option (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date

Jeffrey Loch	4,000,000	(1)	-		$0.39	9/16/2020
	500,000	(2)	500,000	(2)	$0.08	4/30/2024
Greg D. Adams	750,000	(3)	-		$0.25	3/18/2020
	2,487,500	(4)	1,243,750	(4)	$0.165	6/4/2022
	250,000	(2)	250,000	(2)	$0.08	4/30/2024
_________________________

(1) The options were granted on September 16, 2010.
(2) The options were granted on April 30, 2014 and vest in equal annual installments on each of April 30, 2015, 2016 and 2017.
(3) The options were granted on March 18, 2010.
(4) The options were granted on June 4, 2012 and vest in equal annual installments on each of June 4, 2013, 2014 and 2015.

DIRECTOR COMPENSATION

Our “independent” directors receive the following compensation:

●	A meeting fee of $2,500 and reimbursement for actual out-of-pocket expenses incurred in connection with attending each Board meeting in person. In fiscal year ended June 30, 2014 there were three in-person board meetings; and

●	A stock option grant covering 150,000 shares upon his or her election to the Board. The options vest over three years and are exercisable at a price per share equal to the fair market value of the stock on the date of grant. Additionally, on an annual basis, the historical stock option grants for non-affiliated directors are adjusted based on an allocated stock option pool that is 0.5% of the issued and outstanding shares of Common Stock.

The following table presents information relating total compensation for our non-employee directors for the year ended June 30, 2014.

Director Compensation

Name	Fees Earned or Paid in Cash($)	Option Awards(1)	All Other Compensation	Total

Humbert Powell	$7,500	$23,433	$-	$30,933
David Buicko	$7,500	$26,521	$-	$34,021
Walter Raquet	$7,500	$7,600	$-	$15,100
_______________________
(1)	Represents the aggregate grant-date fair value of the awards computed in accordance the Financial Accounting Standards Board (FASB) Accounting Standards Codified Topic 718 ("FASB ASC Topic 718.)

Analysis of Risk Inherent in Our Compensation Policies and Practices

During the fiscal year ended June 30, 2014, the Compensation Committee with the assistance of management conducted a risk assessment of all of our compensation policies and practices.  The Compensation Committee analyzed our compensation policies and practices to ensure that they do not foster risk taking above the level of risk associated with our business model.  Based upon such review, the Compensation Committee concluded that we have balanced pay for performance programs, and our compensation policies and procedures do not motivate imprudent risk taking and are not reasonably likely to have a material adverse effect on us.  This determination is based, in important part, on the fact that all of our compensation awards are capped at reasonable and sustainable levels, as determined by a review of our economic position and prospects, as well as the compensation offered within our peer group and by comparable companies.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve as a member of the compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of the Board or the Compensation Committee.  None of the persons who are members of our Compensation Committee have ever been employed by us.

DESCRIPTION OF SECURITIES

The following description of our common stock and the relevant provisions of our certificate of incorporation and by-laws are summaries and are qualified by reference to these documents, which are attached as exhibits to the registration statement of which this Prospectus is a part.

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.001 per share. Our common stock is quoted on the OTCQB under the trading symbol GETG.

As of October 31, 2014, 300,795,064 shares of our common stock were issued and outstanding, all of which are fully paid and non-assessable.  In addition, another 171,577,798 shares of our common stock have been reserved for future issuance, including the 65,118,521 shares offered for sale under this Prospectus.  As of October 31, 2014, we had 401 shareholders of record.

Holders of common stock are entitled to one vote per share on matters submitted to a vote of stockholders.  Except as otherwise provided in our certificate of incorporation or bylaws or as required under the Delaware General Corporation Law, the affirmative vote of a majority of votes cast for or against the matter by stockholders entitled to vote is required to approve matters submitted to a vote of stockholders, including the election of directors.  The Delaware General Corporation Law provides generally that the affirmative vote of shareholders owning a majority of the issued and outstanding shares of common stock entitled to vote on any matter is required to amend a corporation’s certificate of incorporation unless the corporation’s certificate of incorporation requires a greater percentage.  Our certificate of incorporation does not impose any supermajority requirements.

Holders of common stock do not have cumulative voting rights, preemptive rights or conversion rights.  None of our issued and outstanding shares of common stock are subject to any redemption provision.  Holders of common stock are entitled to receive dividends as may be declared by our board of directors out of funds legally available for the payment of dividends when deemed expedient.  Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities.

Authorized but unissued shares of our common stock are available for future issuance without stockholder approval.  These additional shares may be issued in connection with a variety of corporate purposes, including public or private offerings to raise capital, acquisitions and compensation arrangements or employee benefit programs.  The existence of authorized and unissued shares of common stock may make it more difficult or discourage an attempt to obtain control of us by means of a proxy, contest, tender offer, merger or otherwise.

Transfer Agent

The transfer agent and registrar for our common stock is Issuer Direct Corporation, 500 Perimeter Park Drive, Suite D, Morrisville, North Carolina 27560.

Anti-Takeover Provisions

The below provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of us.  These provisions are also designed to reduce our vulnerability to an unsolicited proposal for a takeover of us that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring of sale of all or part of us.  These provisions, however, could discourage potential acquisition proposals and could delay or prevent a change of control of us.  They may also have the effect of preventing changes in our management.

Special Meetings of Stockholders

Our by-laws provide that special meetings of the stockholders may only be called by the affirmative vote of a majority of our board of directors, our chairman of the board or our chief executive officer and not by any other person.

Requirements for Stockholder Nominations and Proposals

Our bylaws contain notice procedures with respect to stockholder nominations of candidates for election as directors and stockholder proposals.  Our bylaws specify certain requirements as to the form and content of a stockholder’s notice.  These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting or a special meeting of stockholders.

Board of Directors

Our bylaws provide that vacancies on the board of directors may be filled by a majority of the board of directors then in office, even if less than a quorum is present.  In addition, our board of directors is divided into three classes.  Directors serve for a three-year term, with one class of directors being elected by our stockholders at each annual meeting.  Currently, we have one Class I director, two Class II director and one Class III director.

Amending Bylaws

Our bylaws provide that the above provisions concerning special meetings of stockholders, requirements for stockholder nominations and proposals and filling board vacancies may only be altered, amended or repealed upon the affirmative vote of either a majority of the board of directors or upon the affirmative vote of not less than sixty-six and two-thirds percent of our stockholders.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law.  In general, this provision prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless the transaction in which the person became an interested stockholder is approved in a manner presented in Section 203 of the Delaware General Corporation Law.  Generally, a “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder’ is a person who, together with affiliates and employees, owns, or within the past three years did own, 15% or more of a corporation’s voting stock.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
OF SECURITIES ACT LIABILITIES

Under Section 145(a) of the General Corporation Law of Delaware, we have the power to indemnify our directors, officers, employees or agents who are parties or threatened to be made parties to any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding (other than an action by or in the right of the Company) arising from that person’s role as our director, officer, employee or agent against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Under Section 145(b) of the General Corporation Law of Delaware, we have the power to indemnify  our directors, officers, employees and agents who are parties or threatened to be made parties to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in our favor arising from that person’s role as our director, officer, employee or agent against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(c) further provides that if one of our present or former directors or officers has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Article Seventh of our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by such director as a director.  Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.  No amendment or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any of our directors for or with respect to any acts or omissions of such director occurring prior to such amendment.

Sections 6.1 and 6.2 of our by-laws provides that we shall, to the maximum extent and in the manner permitted by the General Corporation Law of Delaware, have the power to indemnify each of our directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was our agent.

Further, Section 145(g) of the Delaware General Corporation Law and Section 6.3 of our by-laws allows us to purchase and maintain insurance on behalf of any person who is or was our director, officer, employee or agent against any liability asserted against such person and incurred by such person, or arising out of such person’s status as such, whether or not we would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law and our by-laws.

Section 145(e) of the Delaware General Corporation Law and Section 6.4 of our by-laws allows us to pay expenses incurred by directors and officers incurred in defending any civil or criminal action or proceeding for which indemnification is required, or for which indemnification is permitted following authorization by the board of directors in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to be indemnified as authorized by the Delaware General Corporation Law and our by-laws.

These limitations of liability, indemnification and expense advancements may discourage a stockholder from bringing a lawsuit against directors for breach of their fiduciary duties.  The provisions may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders.  A stockholder’s investment may be adversely affected to the extent we pay the costs of defense or settlement and damage awards against directors and officers pursuant to these limitations of liability and indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Insurance. The Registrant maintains directors and officers liability insurance, which covers directors and officers of the Registrant against certain claims or liabilities arising out of the performance of their duties.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or its subsidiaries.  Nor was any such person connected with the registrant or its subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Friedman LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our 2014 Annual Report, as set forth in their report, which is incorporated by reference in this Prospectus and elsewhere in the registration statement.  Our consolidated financial statements and schedule are incorporated by reference in reliance on Friedman LLP’s report, given on their authority as experts in accounting and auditing.

The validity of the shares of our common stock offered in this Prospectus has been passed upon for us by Morse, Zelnick, Rose & Lander, LLP, 825 Third Avenue, 16th Floor, New York, New York 10022.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered under this Prospectus. This Prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding Green Earth Technologies, Inc. and the shares offered under this Prospectus, please see the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the registration statement or our other filings with the SEC are not necessarily complete, and in each instance please see the copy of the full agreement filed as an exhibit to the applicable filing. We qualify each of these statements in all respects by the reference to the full agreement. These filings, exhibits and schedules, including the registration statement, may be inspected at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of these documents may be obtained from the SEC’s office upon payment of the prescribed fees.  You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains registration statements, reports, proxy and information statements and other information regarding registrants that file electronically. The address of the site is http://www.sec.gov. Our web address is http://www.getg.com.

GREEN EARCH TECHNOLOGIES, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Green Earth Technologies, Inc.

We have audited the accompanying consolidated balance sheets of Green Earth Technologies, Inc. and subsidiaries (the “Company”) as of June 30, 2014 and 2013, and the related consolidated statements of operations, cash flows, stockholders’ deficit and the schedule listed in the index at item 15 for each of the year in the two-year period ended June 30, 2014. The Company’s management is responsible for these financial statements.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and subsidiaries as of June 30, 2014 and 2013, and the consolidated results of operations and cash flows for each of the years in the two-year period ended June 30, 2014, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole present fairly in all material respects the information set forth therein.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the consolidated financial statements, the Company's losses, negative cash flows from operations, working capital deficit, related party note in default payable upon demand and its ability to pay its outstanding liabilities through fiscal 2014 raise substantial doubt about its ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Friedman LLP
East Hanover, New Jersey
September 29, 2014

GREEN EARTH TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	June 30, 2014	June 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$108	$189
Restricted Cash	72	-
Trade receivables, less allowance of $0 and $26	502	726
Deferred cost, related party	6,227	6,227
Inventories, net	230	804
Prepaid expenses and other current assets	1,305	251
Total current assets	8,444	8,197
Property and equipment, net	14	29
Prepaid advertising	-	296
Intangibles, net	8,184	932
Total Assets	$16,642	$9,454

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	676	1,718
Accounts payable, related parties	171	2,275
Accrued expenses	1,428	1,108
Accrued expenses, related parties	306	519
Deferred revenue, related parties	6,502	6,375
Notes payable, related parties	-	3,400
Notes payable	1,232	60
Secured convertible debentures, net of debt discount	5,000	-
Derivative liability	5,136	4,852
Total current liabilities	20,451	20,307
Notes payable, related parties	5,605	-
Secured convertible debentures, net of debt discount	928	2,604
Total Liabilities	26,984	22,911

Commitments and contingencies

Stockholders’ deficit
Common stock, $0.001 par value, 500,000,000 shares authorized, 286,462,091 and 157,697,103 shares issued and outstanding, as of June 30, 2014 and June 30, 2013	286	158
Additional paid-in capital	71,517	61,688
Accumulated deficit	(82,145)	(75,303)
Total stockholders' deficit	(10,342)	(13,457)
	$16,642	$9,454

See notes to consolidated financial statements.

GREEN EARTH TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
 (in thousands, except share data)

	Year Ended June 30,
	2014	2013

Net sales	$4,050	$8,039

Operating expense:
Cost of sales (exclusive of depreciation and amortization)	3,910	7,590
Selling, general and administrative expense	3,694	7,094
Stock-based compensation	739	939
Depreciation and amortization	336	208
	8,679	15,831

Loss from operations	(4,629)	(7,792)

Other income (expense):
Change in revaluation of derivatives	2,954	4,751
Loss on issuance of convertible debt	(884)	(846)
Interest expense, net	(4,283)	(2,707)

Loss from operations before income taxes	(6,842)	(6,594)

Income tax	-	-

Net loss	$(6,842)	$(6,594)

Basic and diluted net loss per common share	$(0.04)	$(0.04)

Basic and diluted weighted average common shares outstanding	181,015,000	155,901,000

See notes to consolidated financial statements.

GREEN EARTH TECHNOLOGIES, INC. AND SUBSIDARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
(in thousands)

	Common Stock		Additional
			Paid	Accumulated
	Shares	Amount	In Capital	Deficit	Total

Balance at June 30, 2012	154,138,423	$154	$60,048	$(68,709)	$(8,507)

Private placement of common stock	2,079,245	2	426	-	428
Shares issued for interest	1,464,435	2	275	-	277
Stock-based compensation	15,000	-	939	-	939
Net loss	-	-	-	(6,594)	(6,594)
Balance at June 30, 2013	157,697,103	$158	$61,688	$(75,303)	$(13,457)

Shares issued for interest	4,478,738	4	485	-	489
Restricted shares for employee compensation	4,655,000	5	357	-	362
Shares issued for consulting services	12,000,000	12	948	-	960
Shares issued for business acquisition	105,200,000	105	7,467	-	7,572
Issuance of common stock to settle payables, related party	2,156,250	2	170	-	172
Issuance of common stock to settle trade payable	250,000	-	25	-	25
Shares issued for services	25,000	-	3	-	3
Stock-based compensation	-	-	374	-	374
Net loss	-	-	-	(6,842)	(6,842)
Balance at June 30, 2014	286,462,091	$286	$71,517	(82,145)	$(10,342)

See notes to consolidated financial statements.

GREEN EARTH TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended June 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(6,842)	$(6,594)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	336	209
Amortization of debt discount and deferred financing costs	3,323	2,167
Increase in allowance for inventory	268	298
Loss on issuance of convertible debt	884	846
Change in fair value of derivative liability	(2,954)	(4,751)
Bad debt expense	-	18
Stock-based compensation expense	736	939
Amortization of prepaid expenses paid in stock	133	-
Changes in assets and liabilities:
Restricted cash	(72)
Accounts receivable	224	(104)
Inventories	306	(409)
Deferred cost, related parties	-	(6,227)
Prepaid expenses and other current assets	(228)	160
Prepaid advertising	296	41
Accounts payable	370	(461)
Accounts payable, related parties	(549)	937
Accrued expenses	809	360
Accrued expenses, related parties	437	59
Deferred revenue	127	4,817
Net cash used in operating activities	(2,396)	(7,695)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of issuance costs	-	428
Proceeds from secured convertible debentures	2,354	5,250
Proceeds from notes payable, related party	-	2,900
Repayment of notes payable	(39)	(1,040)
Net cash provided by financing activities	2,315	7,538
Net decrease in cash	(81)	(157)
Cash and cash equivalent
Beginning of year	189	346
End of year	$108	$189

Supplemental information

Interest payments	$-	$-
Income taxes paid	$4	$6

Non-cash investing and financing activities
Interest paid in common stock	$489	$276
Issuance of common stock to settle trade payable	$25	$-
Issuance of common stock to settle related party payable and accrued expenses	$172	$-
Issuance of common stock for purchased technology	$7,572	$-
Issuance of common stock for prepaid consultant fees	$960	$-
Related party payable and accrued expenses converted into note payable	$5,605	$-
Trade payable converted into note payable	$1,211	$-

See notes to consolidated financial statements.

GREEN EARTH TECHNOLOGIES, INC.AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (in thousands, except share and per share data)

1.	SUMMARY OF BUSINESS AND BASIS FOR PRESENTATION

Organization and Business
Green Earth Technologies, Inc. and its wholly-owned subsidiary, GET Well! Inc., formally GET Manufacturing, Inc. (collectively, the “Company”), were each formed on August 7, 2007 under the laws of the state of Delaware.  The Company markets, sells and distributes environmentally safe lubricants, cleaning products and oil well service products.  The Company’s product line crosses multiple channels including the oil well services, automotive aftermarket, marine and outdoor power equipment and cleaning markets. The Company sells to home centers, mass retail outlets, automotive stores, equipment manufacturers and over the Internet.

Liquidity and Going Concern
Due to the Company’s limited capital, recurring losses and negative cash flows from operations and the Company’s limited ability to pay outstanding liabilities, there is substantial doubt about its ability to continue as a going concern. The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, assuming that the Company will continue as a going concern.

Since inception, the Company has incurred operating losses and negative cash flows from operations.  As of June 30, 2014, the Company had an accumulated deficit of $82,145, with total stockholders’ deficit of $10,342.  The Company had a working capital deficit of $12,007 at June 30, 2014 and is currently in default of the 3.25% Secured Note and the 6% Secured Notes issued to related parties disclosed in notes 8 and 9. These notes matured on September 30, 2013 and June 30, 2013, respectively, and have not been extended and are payable upon demand.

Subsequent to June 30, 2014 the 6% Secured Note in the principal amount of $3,400 plus accrued interest of $488 as well as $1,717 of accounts payable and accrued expenses were assigned to related parties of the Company (see note 17). Under a September 2014 Loan Extension Agreement and Promissory Note the maturity date of $5,605 of payables have been extended to October 1, 2015.

The Company has undertaken, and will continue to implement, various measures to address its financial condition, including:

●	Continue discussions with existing and potential new investors regarding an investment in the Company.
●	Seek debt, equity and other forms of financing, including funding through strategic partnerships.
●	Attempt to increase revenues in order to reduce or eliminate the Company’s operating losses and enable it to meet its financial obligations.
●	Reduce expenses to conserve cash.
●	Defer certain marketing activities.
●	Investigate and pursue transactions with third parties, including strategic transactions and relationships.

The Company plans to increase revenues in order to reduce, or eliminate, its operating losses.  Additionally, the Company will attempt to raise capital from external sources in order to enable it to continue to meet its financial obligations until it achieves profitability or generates positive cash flow.

There can be no assurance that the Company will be able to secure the additional funding the Company needs.  If the Company’s efforts to do so are unsuccessful, the Company will be required to further reduce or eliminate the Company’s operations. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of these uncertainties.

GREEN EARTH TECHNOLOGIES, INC.AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (in thousands, except share and per share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation – The accompanying consolidated financial statements include the accounts of the Company.  All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates – The preparation of consolidated financial statements in accordance with U.S. GAAP requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period.  Management periodically assesses the accuracy of these estimates and assumptions. Actual results could differ from those estimates. Estimates are used when accounting for various items, including but not limited to allowances for doubtful accounts; net realizable value of inventory, derivative financial instruments; asset impairments; revenue recognition; depreciation and amortization; and other contingencies.

Cash and Cash Equivalents - Cash balances in banks are insured by the Federal Deposit Insurance Corporation subject to certain limitations.  For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Restricted Cash - At June 30, 2014 and 2013, the Company had $72 and $0, respectively of restricted cash that was maintained at a blocked bank account created for the purpose of making payments, under agreements on a Promissory Note due to a third party manufacturer (see Note 9).

Revenue Recognition – Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed and determinable and collectability is reasonably assured.  The Company recognizes revenue when product is shipped or when it is received by the customer, depending on the contractual terms. The Company’s revenue is comprised of the sale of its products to retailers and distributors.

Allowance for Doubtful Accounts – The Company maintains an allowance for uncollectible accounts receivable for estimated losses resulting from the likelihood that customers will fail to make payments. Management determines the estimate of the allowance for uncollectible accounts receivable by considering a number of factors, including: (1) historical experience; (2) aging of the accounts receivable; and (3) specific information obtained by the Company on the financial condition and the current creditworthiness of its customers.

Inventories – Inventories are valued at the lower of cost or market. Cost is determined principally by the first-in, first-out method. The costs of finished goods and work-in-process inventories include material, manufacturing labor and overhead components. The Company periodically reviews the net realizable value of the inventory and, if necessary, records a reserve to reflect the net realizable value of the inventory.

Property and Equipment – Property and equipment is stated at cost less accumulated depreciation. Depreciation of property and equipment is provided using the straight-line method over the assets’ estimated useful lives. Leasehold improvements are amortized over the shorter of the assets’ economic lives or the lease term.

Intangible Assets – Intangible assets are carried at cost less accumulated amortization. For financial reporting purposes, amortization of intangibles has been computed over an estimated useful life of seven years using the straight-line method.  Amortization expenses have been included in operating expenses.

GREEN EARTH TECHNOLOGIES, INC.AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (in thousands, except share and per share data)

Deferred Revenue – Deferred revenue is comprised of all unearned revenue that has been collected in advance, primarily for future oil well service, performance and appearance product purchases, and is recorded as deferred revenue on the balance sheet until the revenue is earned.

Impairment of Long-Lived Assets – Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.  When it becomes apparent that indicators such as a significant decrease in the market value of the long-lived asset group or if material differences between operating results and the Company’s forecasted expectations occur, then an impairment analysis is performed.

If indicators arise, an initial determination of recoverability is performed based on an estimate of the undiscounted future cash flows resulting from the use of the asset and its eventual disposition compared with the carrying value. If the carrying value of the asset group exceeds the undiscounted cash flows, a measurement of an impairment loss for long-lived assets is performed.  The impairment charge is the excess of the carrying value of the asset group over the fair value, as determined utilizing appropriate valuation techniques.

Segments – The Company has grouped its long-lived assets in accordance with the methodologies of how it manages the business.  Currently, the Company is one segment with multiple products, and as such the Company’s asset group is based upon this one segment methodology.

Stock Based Compensation – The Company accounts for stock-based awards to recipients in accordance with applicable accounting principles, which requires compensation expense related to share-based transactions, including employee stock options, to be measured and recognized in the financial statements based on a determination of the fair value of the stock options.  The grant date fair value is determined using the Black-Scholes-Merton (“Black-Scholes”) pricing model.  For all employee stock options, the Company recognizes compensation expense over the requisite service period (generally, the vesting period of the stock-based award).  The Company’s option pricing model requires the input of highly subjective assumptions, including the expected stock price volatility, expected term, and forfeiture rate.  Any changes in these highly subjective assumptions could significantly impact stock-based compensation expense.

Advertising and Promotional Costs – Advertising and promotion costs, which are included in selling, general and administrative expense, are expensed as incurred.  During the years ended June 30, 2014 and 2013, advertising and promotion costs totaled $1,394 and $2,965 respectively.

Shipping Costs – Shipping costs are included in selling, general and administrative expenses.  During the years ended June 30, 2014 and 2013, shipping cost totaled $149 and $349, respectively.

Research and Development Costs – Research and development costs, which are included in selling, general and administrative expense, consist primarily of salaries and employment related expenses, independent testing fees and allocated facility costs.  All such costs are charged to expense as incurred. During the years ended June 30, 2014 and 2013, research and development costs totaled $319 and $557, respectively.

Net Loss Per Share – Basic net loss per share is based upon the weighted average number of common shares outstanding.  Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised.  Dilution is computed by applying the treasury stock method.  Under this method, options, warrants and restricted stock are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.  Since the Company has incurred losses from all periods presented, the dilutive per share calculation is the same as the basic calculation.  Anti-dilutive securities not included in net loss per share calculation for the year include:

GREEN EARTH TECHNOLOGIES, INC.AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (in thousands, except share and per share data)

	Years Ended June 30,
	2014	2013
Potentially dilutive securities:
Outstanding time-based stock options	26,452,000	24,757,000
Convertible note	96,926,000	44,118,000
Warrants	27,944,000	22,059,000

Income Taxes – The Company accounts for income taxes by the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the recognition of tax effects for financial statement and income tax reporting purposes by applying enacted income tax rates applicable to future years to differences between the financial statement carrying amounts and tax bases of existing assets and liabilities. A valuation allowance has been recorded to reduce net deferred tax assets to only that portion that is judged more likely than not to be realized.

Fair Value Measurements – Accounting standards have been issued which define fair value, establishes a market-based framework or hierarchy for measuring fair value and expands disclosures about fair value measurements. The standard is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value. The standard does not expand or require any new fair value measures; however its application may change current practice.

Fair value is defined under the standard as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. The standard also establishes a three-level hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

●	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for an identical asset or liability in an active market

●
Level 2 — inputs to the valuation methodology include quoted prices for a similar asset or liability in an active market or model-derived valuations in which all significant inputs are observable for substantially the full term of the asset or liability

●	Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement of the asset or liability

The Company’s financial instruments at June 30, 2014 consist of accounts receivable, accounts payable, notes payable and derivative liability.  The Company believes the reported carrying amounts of its accounts receivable, accounts payable, derivative instruments and related party debt approximate fair value, based upon the short-term nature of these instruments.

3.           INVENTORIES, NET

Inventories consist of the following:
	June 30, 2014	June 30, 2013
Raw materials	$37	$128
Finished goods	193	676
	$230	$804

Inventories are presented net of reserves of $1,411 and $1,181 at June 30, 2014 and 2013, respectively.  The Company recorded a direct write-off of $39 against the obsolescence reserve for reserved inventory disposed of and increased the obsolescence reserve by $268 for the year ended June 30, 2014.

GREEN EARTH TECHNOLOGIES, INC.AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (in thousands, except share and per share data)

4.           DEFERRED COST, RELATED PARTY

In December 2012, the Company received an advance of $6,000 from E&B Green Solutions L.P., a Company owned by Francesco Galesi (“Galesi”), a related party, for the purchase of well service products from Inventek Collodial Cleaners, LLC (“Inventek”), also a related party.  The Company advanced the $6,000 received from E&B Green Solutions L.P. and additional funds totaling $6,227 to Inventek for the production of the well service products in anticipation of future sales to E&B Green Solutions L.P. The Company did not report the receipt of the funds from E&B Green Solutions L.P. as revenue as of June 30, 2014 because the transaction did not meet the Company’s revenue recognition criteria in accordance with generally accepted accounting principles.  As of June 30, 2014, $6,227 of Deferred Cost and $6,000 of Deferred Revenue was included on the accompanying condensed consolidated balance sheet as a result of this transaction.   The anticipated proceeds from the sales of oil field services products are expected to be greater than the current value of the Deferred Cost.

5.	PROPERTY AND EQUIPMENT

Property and equipment consist of the following:
	June 30, 2014	June 30, 2013	Estimated Useful Lives
Research & Development equipment	$77	$77	5-10
Furniture, fixtures and office equipment	37	37	3-5
Total property and equipment, gross	114	114
Less: accumulated depreciation	100	85
	$14	$29

Depreciation charges totaled $15 and $22 for the years ended June 30, 2014 and 2013, respectively.

6.	INTANGIBLE ASSETS

In May 2014, the Company entered into an Intellectual Property Exclusive License and Distribution Agreement (the “Agreement”) with Inventek Colloidal Cleaners, LLC (“Inventek”) and Dr. Paul N. Andrecola (“Dr. Andrecola”). In consideration for the exclusive licenses the Company issued 100,000,000 shares of its common stock to Inventek/ Dr. Andrecola. The initial term of the exclusive license expires May 20, 2039 (25 years) and also contains five automatic ten year renewal periods. In March 2014 the Company issued 5,200,000 shares of its common stock to Inventek/Dr. Andrecola. The shares were issued in conjunction with Inventek’s technology in support of the Company’s oil and gas well services product line. These transactions were accounted for as a purchase business transaction. In July 2014 the Company was granted a patent by the U.S. Trademark and Patent Office for biodegradable non-reactive oil well stimulation and method of use based on nano-scale colloidal chemistry.

In connection with the March 2014 and May 2014 share issuances the Company recorded a preliminary purchase price allocation of $7,572, in the aggregate, as intangible assets. The Company is utilizing an expected life for the intangible assets of seven years. The final purchase price allocation is pending the finalization of valuations for the license, distribution rights and intellectual property which may ultimately impact the overall level of intangible assets associated with the acquisition. The Company will consider any additional information which existed as of the acquisition date but was unknown to the Company at that time, that may become known to the Company during the remainder of the measurement period, a period not to exceed 12 months from the acquisition date, and may result in a change in the purchase price allocation.  While management believes that its preliminary estimates and assumptions underlying the value of intangible assets are reasonable, different estimates and assumptions could result in different valuations assigned which may change the amount of the purchase price allocations.

GREEN EARTH TECHNOLOGIES, INC.AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (in thousands, except share and per share data)

Intangible assets consist of the following:

	June 30, 2014	June 30, 2013	Estimated Useful Lives
Purchased technology and exclusivity rights	$10,122	$2,550	7
Less: accumulated amortization	1,938	1,618
	$8,184	$932

Expected amortization of intangible assets is as follows:

2015	$1,268
2016	1,268
2017	1,268
2018	1,268
2019	1,083
Thereafter	2,029
$8,184

Amortization expense included in depreciation and amortization totaled $321 and $186 for the years ended June 30, 2014 and 2013, respectively.

7.	ACCRUED EXPENSES AND RELATED PARTIES

Accrued liabilities consist of the following:

	June 30, 2014	June 30, 2013
Accrued payroll and taxes	$387	$383
Accrued interest	296	274
Accrued sponsorship fees	415	218
Accrued advertising	161	-
Accrued board of director fees	148	189
Other	21	44
	$1,428	$1,108

Accrued liabilities, related party consist of the following:

	June 30, 2014	June 30, 2013
Accrued interest	$100	$357
Accrued other	206	162
	$306	$519

GREEN EARTH TECHNOLOGIES, INC.AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (in thousands, except share and per share data)

8.	NOTES PAYABLE, RELATED PARTIES

6.0% Secured Note, related parties
At June 30, 2014 and 2013, the balance of the secured notes payable, related parties is $3,400, respectively. The notes are held by related parties and are secured by eligible accounts receivable and purchase orders.  As of June 30, 2014 and 2013 accrued interest of $488 and $283, respectively, was due on the note.  The note matured on June 30, 2013.  The note was in default and payable upon demand at June 30, 2014.

Subsequent to June 30, 2014 the 6% secured note in the principal amount of $3,400 plus accrued interest of $488 as well as $1,717 of accounts payable and accrued expenses were assigned to FWD, a related party of the Company (see note 17). In September 2014, under a Loan Extension Agreement with FWD, the $3,400 6% secured note will continue to accrue interest and will not be mature until October 1, 2015. In addition FWD entered into a $1,717 Promissory Note with the Company for the assigned accounts payable and accrued expenses. The promissory note matures on October 1, 2015 and bears interest at a rate of three and a quarter (3.25%) percent. Accordingly the aggregate amount due at June 30, 2014 of $5,605 has been classified as long term.

9.	NOTES PAYABLE

Notes payable, consist of the following:

	June 30, 2014	June 30, 2013
Promissory Note	$1,172	$-
3.25 % Secured note	$60	$60
	$1,232	$60

Promissory note
In October 2013 our third party manufacturer, Olympic Oil, owned by Delta Petroleum Company (“Delta”), entered into a $1,211 promissory note agreement with the Company for past due invoices. At June 30, 2014 the balance of the promissory note is $1,172.  In February 2014 the Company entered into a two year Intercreditor, Forbearance, Security and Account Control Agreements with Delta. The agreements provide for Delta to continue with the manufacturing and fulfillment of the Company’s lubricant products to its customers. The receivables generated from these sales will be used as collateral and customer payments will be sent directly to a blocked bank account controlled by Delta. The profits generated from these sales will be applied to the promissory note. If by February 2015 the balance of the promissory note is greater than $606 then the Company will pay Delta the difference between the outstanding balances of the note less $606. The full repayment of the promissory note is due in February 2016. The Company considers the cash held in the blocked bank account to be restricted cash. As of June 30, 2014 and 2013 restricted cash is $72 and $0, respectively.

3.25% Secured note
At June 30, 2014 and 2013, the balance of the 3.25% secured note payable is $60.  As of June 30, 2014 and 2013, accrued interest was $237 and $234, respectively.  The note matured on September 30, 2013.  It has not been extended and currently is in default and payable upon demand.  Since the note is in default, the outstanding principal amount per the agreement bears default interest at a rate three percent (3.0%) greater than the stated rate per annum.  Until the default is cured the note will accrue interest at a rate of 6.25%.

10.	DERIVATIVE LIABILITY

Secured Convertible Debentures Conversion Option
The Debentures (as defined in note 10) are convertible into shares of the Company’s Common Stock, $0.001 par value per share (“Common Stock”), at a conversion price of $0.06 to $0.13 per share (the “Conversion Price”).  The Conversion feature provides for weighted average anti-dilution protection in the event that any shares of Common Stock, or securities convertible into shares of Common Stock, are issued at less than the Conversion Price.  The conversion feature was bifurcated from the Debenture because of price protection features and is accounted for as a derivative liability.

GREEN EARTH TECHNOLOGIES, INC.AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (in thousands, except share and per share data)

Conversion Price.  The conversion feature was bifurcated from the Debenture because of price protection features and is accounted for as a derivative liability.

The table below summarizes the fair values of the Company’s financial liabilities:

	Fair Value at
	June 30,	Fair Value Measurement Using
	2014	Level 1	Level 2	Level 3
Derivative liability - Debentures	$3,701	$-	$-	$3,701

	Fair Value at
	June 30,	Fair Value Measurement Using
	2013	Level 1	Level 2	Level 3
Derivative liability - Debentures	$2,794	$-	$-	$2,794

The table below sets forth a summary of changes in the fair value of the Company’s Level 3 financial liabilities (Derivative liability - Debentures) for the periods ended June 30, 2014 and June 30, 2013:

	June 30, 2014	June 30, 2013
Balance at beginning of period	$2,794	$2,118
Additions to derivative instruments	2,824	3,780
Change in fair market value of the derivative liability	(1,917)	(3,104)
Balance at end of period	$3,701	$2,794

These instruments were valued using pricing models that incorporate the price of a share of Common Stock (as quoted on the Over the Counter Bulletin Board), volatility, risk free rate, dividend rate and estimated life.  The Company computed the fair value of the conversion feature using the Black-Scholes model.

The following are the key assumptions used in connection with this computation:

	June 30, 2014	June 30, 2013
Number of shares	96,926,000	44,118,000
Fair market value of stock	$0.08	$0.13
Conversion Price	$0.06-$0.13	$0.17
Volatility	142% -170%	116% -119%
Risk-free interest rate	0.03%-.88%	0.14%-0.71%
Expected dividend yield	0%	0%
Life of Debentures (years)	.5-1.75	1.5-2.7

Warrant Liability
In connection with the issuance of Debentures, the Company issued warrants to purchase up to 27,944,000 shares of Common Stock (the “Warrants”).  The Warrants have an exercise price of $0.15-$0.21 per share (the “Exercise Price”).  Warrants covering up to 18,382,000 shares of Common Stock are exercisable at any time on or before December 31, 2016 and Warrants covering up to 9,562,000 shares of Common Stock are exercisable at any time on or before June 30, 2018.  The Warrants are accounted for as derivative liabilities because the agreement provides for weighted average anti-dilution protection in the event that any shares of Common Stock, or securities convertible into Common Stock, are issued at less than the Exercise Price.

GREEN EARTH TECHNOLOGIES, INC.AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (in thousands, except share and per share data)

The table below summarizes the fair values of the Company’s financial liabilities:

	Fair Value at
	June 30,	Fair Value Measurement Using
	2014	Level 1	Level 2	Level 3
Derivative liability - Warrants	$1,435	$-	$-	$1,435

	Fair Value at
	June 30,	Fair Value Measurement Using
	2013	Level 1	Level 2	Level 3
Derivative liability - Warrants	$2,058	$-	$-	$2,058

The table below sets forth a summary of changes in the fair value of the Company’s Level 3 financial liabilities (warrant derivative liability) for the periods ended June 30, 2014 and June 30, 2013:

	June 30, 2014	June 30, 2013
Balance at beginning of period	$2,058	$1,389
Additions to derivative instruments	414	2,316
Change in fair market value	(1,037)	(1,647)
Balance at end of period	$1,435	$2,058

These instruments were valued using pricing models that incorporate the price of a share of Common Stock (as quoted on the Over the Counter Bulletin Board), volatility, risk free rate, dividend rate and estimated life. The Company computed the value of the warrants using the Black-Scholes model.

The following are the key assumptions used in connection with this computation:

	June 30, 2014	June 30, 2013
Number of shares underlying the Warrants	27,944,000	22,059,000
Fair market value of stock	$0.08	$0.13
Exercise Price	$0.15-$0.21	$0.21
Volatility	127%-141%	118%-134%
Risk-free interest rate	0.80%-.1.42%	0.71%-.1.50%
Expected dividend yield	0%	0%
Warrant life (years)	2.5-4	3.5-4.75

11.	SECURED CONVERTIBLE DEBENTURE, NET OF DEBT DISCOUNT

In fiscal 2012 and 2013, the Company realized gross proceeds of $7,500 ($2,250 in December 2011, $4,000 in October 2012 and $1,250 in March 2013) from the sale of its 6.0% Secured Convertible Debentures.  In fiscal 2014, the Company realized gross proceeds of $2,354 ($1,080 in November 2013, $870 in March 2014 and $404 in June 2014) from the sale of additional 6.0% Secured Convertible Debentures, due March 31, 2016, and warrants to purchase 5,885,000 shares of Common Stock on or before March 31, 2018 to eleven accredited investors.  The fiscal 2014 debentures have a conversion price of $0.06 per share.

GREEN EARTH TECHNOLOGIES, INC.AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (in thousands, except share and per share data)

In conjunction with the dilutive issuance of the fiscal 2014 debentures and shares issued in connection with the satisfaction of payables, purchase of technology, prepaid consulting fees, a reduction in cash based salaries and related party marketing fees, the conversion price of fiscal 2012 and 2013 debentures is reduced from $0.17 to $0.13 per share.   Additionally the associated warrants exercise price is reduced from $0.21 to $0.15 per share.

Secured convertible debentures, net of debt discount, consist of the following:

	June 30, 2014	June 30, 2013
Convertible Debentures	$9,854	$7,500
Debt discount	(3,926)	(4,896)
	$5,928	$2,604

As of June 30, 2014, the current and non-current portions of the secured convertible debentures, net of debt discount were $5,000 and $928, respectively.  Debt discount of $9,854 is being amortized over the life of the Debentures and is included in interest expense in the accompanying consolidated statement of operations.

The March and June 2014 Debentures are subject to a registration rights agreement and the Company has until December 31, 2014 to file.  If the Company does not file by this date, it may be subject to default penalties. The March 2013 and November 2013 Debentures are also subject to a registration rights agreement. The Company had until March 31, 2014 to file the registration statement but failed to do so and is subject to default penalties.

Aggregate annual principal payments for the secured convertible debentures are as follows:

Period Ending June 30,
2015	$6,250
2016	3,604
$9,854

12.	STOCKHOLDERS DEFICIT

Shares issued for interest
For the year ended June 30, 2014, the Company issued 4,479,000 shares of our common stock to pay accrued interest from April 1, 2013 to March 31, 2014 on the outstanding Debentures.  The fair value of the shares in connection with this transaction totaled $489.

Restricted Stock Awards
For the year ended June 30, 2014, the Company issued 3,120,000 and 1,535,000 restricted stock awards to employees and Marketiquette, Inc (“Marketiquette”), respectively, for their agreement to a temporary reduction in their cash based salary and marketing fees, respectively.  The fair value of the shares in connection with this transaction totaled $242 and $120, respectively.

GREEN EARTH TECHNOLOGIES, INC.AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (in thousands, except share and per share data)

Shares issued for prepaid consulting fees
In February 2014 the Company issued 12,000,000 shares of restricted common stock to MHC as part of a consulting agreement for sales and marketing services.   The fair value of the shares issued in connection with this transaction totaled $960.

Shares issued for intangible asset
In March 2014 and May 2014, the Company issued 5,200,000 and 100,000,000 shares of restricted common stock were issued to affiliates of Inventek, respectively, for to the purchase of technology utilized in the Company’s oil field services product line.   The fair value of the shares in connection with this transaction totaled $572 and $7,000, respectively.

Shares issued for payables, related party
For the year ended June 30, 2014, the Company issued 1,250,000 and 906,000 restricted stock to Marketiquette and the board of directors, respectively, for their agreement to settle a portion of what was owed to them.  The fair value of the shares in connection with this transaction totaled $100 and $72, respectively.

Other uses
For the year ended June 30, 2014, the Company issued 250,000 and 25,000 shares of Common Stock to pay for outstanding trade payables and marketing fees, respectively.  The fair value of the shares in connection with these transactions totaled $25 and $3, respectively.

Stock Options
Common stock available for equity awards under the 2008 Employee Stock Award and Incentive Plan, as amended (the “2008 Plan”), is 40,000,000 shares as of June30, 2014. Under the 2008 Plan, stock option grants may be exercised for a period up to ten years from the date of grant. Option awards are granted with an exercise price equal to the market price of the Company’s stock on the date of grant and generally vest over three years.  At June 30, 2014, 13,548,000 shares are available for future grants under the 2008 Plan.

Option activity for the year ended June 30, 2014 and 2013 is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at June 30, 2012	24,607,000	$0.32	8.5 years
Granted	150,000	$0.29
Exercised	-0-
Forfeited and Cancelled	-0-
Outstanding June 30, 2013	24,757,000	$0.32	7.5 years
Granted	1,750,000
Exercised	-0-
Forfeited and Cancelled	(55,000)
Outstanding June 30, 2014	26,452,000	$0.31	6.7 years
Exercisable June 30, 2014	22,803,000	$0.34	6.4 years

The aggregate intrinsic value represents the difference between the exercise price of the underlying awards and the market price of the Company’s common stock for those awards that have an exercise price below the market price at June 30, 2014.

GREEN EARTH TECHNOLOGIES, INC.AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (in thousands, except share and per share data)

The fair value of each time-based option award is estimated on the date of grant using a Black-Scholes option pricing model with the following assumptions:

	For the Period Ended June 30, 2014	For the Period Ended June 30, 2013
Average expected life (years)	6.0	6.0
Average risk free interest rate	1.31%	1.31%
Expected volatility	139%	168%
Expected dividend rate	0%	0%
Expected forfeiture rate	5%	5%

Stock based compensation expense for the years ended June 30, 2014 and 2013 was $739 and $939, respectively.

As of June 30, 2014 the unrecognized compensation expense is $334.

Warrants
           Warrant activity for the fiscal year ended June 30, 2014 and June 30, 2013 is as follows:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at June 30, 2012	11,485,000	$0.25
Granted	15,441,000	0.21
Exercised	-0-
Forfeited and Cancelled	(4,867,000)	0.34
Outstanding at June 30, 2013	22,059,000	$0.26
Granted	5,885,000	0.21
Exercised	-0-
Forfeited and Cancelled	-0-
Outstanding and exercisable at June 30, 2014	27,944,000	$0.20	2.8 years	$-

The aggregate intrinsic value represents the difference between the exercise price of the underlying awards and the market price of the Company’s common stock for those awards that have an exercise price below the market price at June 30, 2014. In connection with the dilutive issuance of the fiscal 2014 debentures and shares the associated warrants exercise price is reduced from $0.21 to $0.15 per share.

13.           COMMITMENTS AND CONTINGENCIES

Employment Arrangement - Greg Adams, Chief Financial Officer and Chief Operating Officer

Mr. Adams employment agreement, as amended, is entitled to receive a base salary of $200.  In the event of termination for any reason other than for “cause,” death or disability or if the Company decides not to renew the agreement, Mr. Adams will receive, in addition to payment of accrued salary and benefits through the date of termination of employment, a severance payment equal to the sum of (i) twenty-four months of his then applicable annual base salary; and (ii) the average of his last two annual cash bonuses, and all stock options held by the executive shall immediately vest and remain exercisable for the lesser of their original term or five years. As of June 30, 2014 and 2013, the amounts due to Mr. Adams for deferred salary is $112 and $62, respectively.

GREEN EARTH TECHNOLOGIES, INC.AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (in thousands, except share and per share data)

Lease Commitments

The Company’s lease for its Celebration, FL sales office expires on September 30, 2016.   Future minimum lease payments through the termination date total $121.

The Company also has month to month leases of office space in Hawthone, NY and Davis, CA for $2 and $1 per month, respectively.

Rent expense totaled $88 and $100 for the years ended June 30, 2014 and 2013, respectively.

14.	INCOME TAXES

The (provision) benefit for income taxes was $0 for the fiscal years ended 2014 and 2013, respectively.

The Company’s effective tax rate differs from the federal statutory rate of 34% as follows:

	June 30, 2014	June 30, 2013
Statutory federal tax (benefit) rate	(34)%	(34)%
State and local taxes, net of federal benefit	(5)%	(5)%
Meals and entertainment	-	1%
Stock based compensation	-	3%
Loss on issuance of debentures	5%	6%
NOL True-up federal and state	5%	-%
Change in effective rates	-%	12%
Other various permanent differences	2%	7%
Valuation Allowance	27%	10%
Effective Tax Rate	0%	0%

The tax effects of temporary differences that give rise to deferred tax assets consist of the following:

	June 30, 2014	June 30, 2013
Net Operating loss carry forwards - Federal	$20,993	$19,678
Net Operating loss carry forwards – State	1,283	1,121
Stock based compensation	6,756	6,526
Debt discount	2,295	1,018
Long-term assets	348	270
Deferred Compensation	150	270
Deferred revenue	194	147
Change in fair value of derivative	(2,988)	(1,860)
Other	11	29
Reserves and allowances	546	259
Total deferred assets	29,588	27,458
Valuation allowance	(29,588)	(27,458)
Net deferred tax assets	$0	$0

As of June 30, 2014, the Company had federal net operating loss carry forwards of approximately $61,743.  If not used, these carry forwards will expire between 2028 and 2033.

The Company maintains a valuation allowance until it achieves and sustains an appropriate level of profitability.

GREEN EARTH TECHNOLOGIES, INC.AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (in thousands, except share and per share data)

Compensation expense recognized attributable to non-qualified stationary stock options give rise to temporary timing differences and are not tax deductible by the Company for federal and state income tax purposes until they are exercised.  When stock options are cancelled, the Company does not receive any tax benefit and records a reduction of the deferred tax asset, with an offsetting reduction to the valuation allowance.  Such reductions in deferred tax assets related to awards that were cancelled were $0 and $0 during the fiscal years ended 2014 and 2013.

During the fiscal years ended 2014 and 2013, the Company did not have unrecognized tax benefits and accordingly did not recognized interest expense or penalties related to unrecognized tax benefits.

The Company’s tax returns for fiscal years 2010 through 2013 are currently open to audit by the tax authorities under the statute limitations for relevant federal and state jurisdictions.

15.           RELATED PARTY TRANSACTIONS

Inventek
The Company purchased inventory from Inventek totaling $201 and $7,299 for the years ended June 30, 2014 and 2013, respectively.  Included in the 2013 purchases was $6,227 of well service products which is disclosed as deferred cost (see Note 4).    As of June 30, 2014, a credit of $435 was due from Inventek, which is recorded in prepaid expenses and other current assets.  As of June 30, 2013, amounts due to Inventek were $502. As of June 30, 2014, Inventek beneficially owned approximately 38.9% of the Company’s issued and outstanding shares of Common Stock.

Marketiquette
The Company paid Marketiquette a total of $432 and $620 for the years ended June 30, 2014 and 2013, respectively, which are included in selling, general and administrative expenses.  The Company issued 1,535,000 restricted shares to Marketiquette for marketing services and 1,250,000 shares to settle outstanding accounts payable during the year ended June 30, 2014, which are included in stock-based compensation expense.  The fair value of the shares in connection with this transaction totaled $120 and $100, respectively.  As of June 30, 2014 and 2013, amounts due to Marketiquette were $99 and $140, respectively.  The wife of the Company’s President is the president and a director of Marketiquette.  As of June 30, 2014, Marketiquette beneficially owned approximately 3.9% of the Company’s issued and outstanding shares of Common Stock.

Techtronics Industries North America Inc. (“TTI”)
For the years ended June 30, 2014 and 2013, approximately 62% and 36% of the Company’s revenues, respectively, were earned from TTI.  As of June 30, 2014 and 2013 there were no amounts due from TTI.  As of June 30, 2014 and 2013, amounts due to TTI, included in accounts payable and accrued expenses, were $2,234 and $2,079, respectively.  As of June 30, 2014 and 2013 advances received from TTI for future sales of cleaning and performance products were $502 and $375 respectively.  In addition, as of June 30, 2014 and 2013, the Company was indebted to TTI in the amount of $3,400, respectively, exclusive of accrued interest.  These amounts are evidenced by a 6.0% secured note.  (See note 8 and note 17.)  As of June 30, 2014, TTI beneficially owned approximately 9.7% of the Company’s issued and outstanding shares of Common Stock.

Galesi
For the year ended June 30, 2014 and 2013, approximately 1% and 14% of the Company’s revenues, respectively, were to companies owned or controlled by Galesi.  As of June 30, 2014 and 2013, amounts due from these entities totaled $5 and $0, respectively.  As of June 30, 2014 and 2013, the amounts due to these entities included $1,241 and $3,176 of derivative liability, respectively, and $2,273 and $1,413 for the Debentures, net of debt discount plus accrued interest, respectively.  As of June 30, 2014, Galesi beneficially owned approximately 16.5% of the Company’s issued and outstanding shares of Common Stock.  In December 2012, the Company received $6,000 from Galesi for future sales of well service products, which is included in deferred revenue, related parties on the accompanying consolidated statement of operations (See Note 4).

GREEN EARTH TECHNOLOGIES, INC.AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (in thousands, except share and per share data)

Walter Raquet (“Raquet”)
Walter Raquet is the Company’s interim Chief Executive Officer, a Director and a member of the audit committee.  As of June 30, 2014 and 2013, the amounts due to Raquet included $1,418 and $2,078 of derivative liability, respectively, and $1,220 and $497 for the Debentures, net of debt discount plus accrued interest, respectively.  As of June 30, 2014, Raquet beneficially owned approximately 13.1% of the Company’s issued and outstanding shares of Common Stock.

16.	CONCENTRATIONS OF RISK

Cash
The Company maintains cash balances at financial institutions that are insured by the Federal Deposit Insurance Corporation subject to certain limitations.

Sales and Accounts Receivable
The following customers represent the majority of the Company’s sales for the years ended June 30, 2014 and 2013, respectively, and accounts receivable for the years ended June 30, 2014 and 2013, respectively:

	June 30, 2014	June 30, 2013
Sales
TTI	62%	36%
Menards	7%	30%
Galesi Entities	1%	14%

Accounts Receivable
Menards	-	69%
Walmart	18%	22%
Lowes	51%	-

Inventory and Accounts Payable
The Company purchases its performance products from Delta Petroleum Company, its cleaning and well service products from from Inventek and its power washer equipment products from TTI.  The following is the Company’s inventory purchased from these vendors for the years ended June 30, 2014 and 2013, respectively and accounts payable to these vendors for the years ended June 30, 2014 and 2013, respectively:

	June 30, 2014	June 30, 2013
Inventory purchased
Inventek	201	$7,299
Delta	1,671	4,678
TTI	273	2,525

Accounts Payable
Inventek	-	$502
Delta	1,498	1,191
TTI (See note 17)	-	1,634

Included in Delta accounts payable is a promissory note of $1,172 (see note 9).

GREEN EARTH TECHNOLOGIES, INC.AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
 (in thousands, except share and per share data)

17.          SUBSEQUENT EVENTS

In August 2014 the Company entered into a Strategic Relationship Agreement with Greentek Fluid Innovations, LLC (“GFI”).  Under this agreement, the Company purchased all of the intellectual property owned by GFI and developed in collaboration with Inventek and/or Dr. Andrecola and appointed GFI as a master distributor with respect to products and services related to and in support of efforts in which GFI has oil and gas expertise.  In consideration for the intellectual property the Company issued 10,000,000 shares of common stock to GFI. The agreement terminates June 30, 2019.

In September 2014, TTI and certain of its wholly-owned subsidiaries (collectively, “TTI”), Galesi, Raquet and FWD, LLC (collectively, “FWD”) and the Company entered into a Confidential Settlement Agreement and Mutual Release (the “Settlement Agreement”).  Each of Galesi, Raquet and FWD LLC are affiliates of the Company.  Under the Settlement Agreement TTI in effect sold to FWD for cash consideration (i) 30,600,778 shares of the Company’s common stock owned by TTI and its chairman, representing all of the  shares of common stock owned by TTI and (ii) assigned all of their rights and claims arising under the Company’s 6% Secured Note, dated January 27, 2012, as amended, in the principal amount of $3,400 plus accrued interest of $488 held by TTI as well as $1,717 of accounts payable and accrued expenses due TTI and any other rights, title or interest against company assets (see note 8). In addition, Galesi, Racquet and FWD LLC, on the one hand, and TTI, on the other hand, agreed to discontinue certain legal proceedings between them relating to an action commenced by TTI to collect a debt owed to them by Inventek.

In September 2014, FWD and the Company entered into a Loan Extension Agreement for the $3,400 6% Secured Note, plus accrued interest and a $1,757 Promissory Note for past due accounts payable and accrued expenses. The promissory note bears interest at a rate of three and a quarter (3.25%) percent.  Under the Loan Extension Agreement and Promissory Note the maturity date of outstanding balances have been extended to October 1, 2015.

18.          SUBSEQUENT EVENTS (Unaudited)

On September 30, 2014, the Company realized gross proceeds of $350 from the sale of 6% Convertible Debentures, due March 31, 2016, in the aggregate original principal amount of $350 and Warrants to four accredited investors.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Prospectus. You must not rely on any unauthorized information or representations and should rely only on the information contained or incorporated by reference into this Prospectus. This Prospectus is an offer to sell only the shares offered hereby by the selling shareholders but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Prospectus is current only as of its date, regardless of the time of delivery of this Prospectus or of any sale of our common stock.

Preliminary Prospectus

October 31, 2014

GREEN EARTH TECHNOLOGIES, INC.

 65,118,521 Shares

common stock

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

We estimate that the fees and expenses we incurred in connection with the offering are payable by us and are estimated as follows:

SEC registration fee	$688
Legal fees and expenses	15,000
Accounting fees and expenses	1,500
Filing and printing expenses	1,000
Miscellaneous	1,000

Total	$19,188

Except for the SEC registration fee, all of the amounts shown above are estimates.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Section 145(a) of the General Corporation Law of Delaware, we have the power to indemnify our directors, officers, employees or agents who are parties or threatened to be made parties to any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding (other than an action by or in the right of the Company) arising from that person’s role as our director, officer, employee or agent against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Under Section 145(b) of the General Corporation Law of Delaware, we have the power to indemnify our directors, officers, employees and agents who are parties or threatened to be made parties to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in our favor arising from that person’s role as our director, officer, employee or agent against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(c) further provides that if one of our present or former directors or officers has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Article Seventh of our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any of our directors for or with respect to any acts or omissions of such director occurring prior to such amendment.

Sections 6.1 and 6.2 of our by-laws provides that we shall, to the maximum extent and in the manner permitted by the General Corporation Law of Delaware, have the power to indemnify each of our directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was our agent.

Further, Section 145(g) of the Delaware General Corporation Law and Section 6.3 of our by-laws allows us to purchase and maintain insurance on behalf of any person who is or was our director, officer, employee or agent against any liability asserted against such person and incurred by such person, or arising out of such person’s status as such, whether or not we would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law and our by-laws.

Section 145(e) of the Delaware General Corporation Law and Section 6.4 of our by-laws allows us to pay expenses incurred by directors and officers incurred in defending any civil or criminal action or proceeding for which indemnification is required, or for which indemnification is permitted following authorization by the board of directors in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to be indemnified as authorized by the Delaware General Corporation Law and our by-laws.

These limitations of liability, indemnification and expense advancements may discourage a stockholder from bringing a lawsuit against directors for breach of their fiduciary duties. The provisions may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be adversely affected to the extent we pay the costs of defense or settlement and damage awards against directors and officers pursuant to these limitations of liability and indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Insurance.   The Registrant maintains directors and officers liability insurance, which covers directors and officers of the Registrant against certain claims or liabilities arising out of the performance of their duties.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

In October 2014, we issued 2,336,433 shares of our common stock to pay the accrued interest on a convertible debenture.

In August 2014, we issued 10,000,000 shares of our common stock to pay for intellectual property relating to our oil field services product line from Greentek Fluid Innovations, LLC.

In March 2014 and May 2014, we issued an aggregate of 105,200,000 shares of our common stock to pay for the purchase of technology relating to our oil field services product line from Inventek.

In April 2014, we issued 1,052,000 shares of our common stock to pay the accrued interest on a convertible debenture.

All of the foregoing shares were issued in reliance upon the exemptions from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereunder.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

Exhibit Numbers	Description
3.1(a)	Certificate of Incorporation(1)
3.1(b)	Certificate of Amendment of Certificate of Incorporation(1)
3.1(c)	Certificate of Merger of Foreign Corporation into a Domestic Corporation(1)
3.1(d)	Certificate of Correction of Certificate of Incorporation(1)
3.1(e)	Certificate of Correction of Certificate of Amendment(1)
3.1(f)	Certificate of Correction of Certificate of Merger(1)
3.1(g)	Certificate of Ownership and Merger(1)
3.2	By-Laws(1)
4.1	Specimen Stock Certificate(1)
4.2	Form of Option Agreement(1)
4.3	Final form of 6% Convertible Debenture due and payable on December 31, 2014(2)
4.4	Final form of Series A Common Stock Purchase Warrant exercisable at any time on or before December 31, 2016 at an exercise price is $0.21(2)
5.1	Opinion of Morse, Zelnick, Rose & Lander, LLP*
10.1	2008 Stock Award and Incentive Plan, as amended(1)
10.2	**Employment Agreement with William J. Marshall(1)
10.3	**Employment Agreement with Greg Adams(1)
10.4	Agreement with Inventek Colloidal Cleaners, LLC(1)
10.5	Distribution Agreement with Techtronics Industries North America, Inc.(1)
10.6	Promissory Note in the aggregate principal amount of $300,000(1)
10.7	Promissory Note in the aggregate principal amount of $125,000(1)
10.8	Agreement with Bio Tec Fuel and Chemical, LLC(1)
10.9	Letter Agreement with Kwik Paint Products(1)
10.10	Agreement with Marketiquette, Inc.(1)
10.11	Investment Agreement with Techtronics Industries Co., Inc.(1)
10.12	**Amendment No. 1 to Employment Agreement with Greg Adams(1)
10.13	Assignment of Invention, Priority Rights and Rights to Apply for Patents by Mathew Zuckerman(1)
10.14	Final form of Securities Purchase Agreement, dated as of December 12, 2011, between Green Earth Technologies, Inc., and each Investor identified on the signature pages thereto(2)
10.15	Final form of Registration Rights Agreement dated as of December 12, 2011, between Green Earth Technologies, Inc., and certain of the Investors(2)
10.16	Final form of Patent Security Agreement dated as of December 12, 2011, between Green Earth Technologies, Inc., and the Investors(2)
10.17	Final form of Trademark Security Agreement dated as of December 12, 2011, between Green Earth Technologies, Inc., and the Investors(2)
10.18	Final form of Security Agreement dated as of December 12, 2011, between Green Earth Technologies, Inc., and the Investors(2)
10.19	Intellectual Property Exclusive License and Distribution Agreement dated as of May 20, 2014. (3)
21.1	Subsidiaries of Green Earth Technologies(1)
23.1	Consent of Morse, Zelnick, Rose & Lander, LLP (included in Exhibit 5.1)
23.2	Consent of Friedman LLP*
24.1	Power of Attorney (included on signature page)
101.INS	XBRL Taxonomy Extension Schema Document*
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document*
101.SCH	XBRL Taxonomy Extension Label Linkbase Document*
101.LAB	XBRL Taxonomy Extension Presentation Linkbase Document*
101.PRE	XBRL Taxonomy Extension Definition Linkbase Document*
101.DEF	XBRL Taxonomy Extension Schema Document*

*     Filed herewith.
**     This exhibit is a management contract or compensatory plan or arrangement.

(1)	Filed as an exhibit to the Company’s Securities and Exchange Act of 1934 Registration Statement on Form 10 on October 6, 2009, as amended.

(2)	Filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2011 and incorporate herein by reference.

(3)	Filed on June 6, 2014 as an exhibit to the Company’s Current Report on Form 8-K and incorporate herein by reference.

(b) Financial Statement Schedules.

See the attached Schedule II – Valuation and Qualifying Accounts.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

GREEN EARTH TECHNOLOGIES, INC.
Financial Statement Schedule
Valuation and Qualifying Accounts

Description	Balance at Beginning of Period	Charged To Costs and Expenses	Deductions (1)	Balance at End of Period
	(in thousands)
Allowance for Doubtful Accounts Receivable
Year ended June 30, 2013	$10	18	(2)	$26
Year ended June 30, 2014	$26		(26)	$-
Inventory Reserve
Year ended June 30, 2013	$925	298	(42)	$1,181
Year ended June 30, 2014	$1,181	269	(39)	$1,411
__________________________

(1)   Write-offs

All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required under the related instructions or are inapplicable, or because the information has been provided in the Financial Statement or the Notes thereto.

ITEM 17. UNDERTAKINGS

(a)	We, the undersigned Registrant, hereby undertake:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)
We hereby undertake that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-1 and have duly caused this S-1 Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Celebration, State of Florida, on this 31st day of October, 2014.

Green Earth Technologies, Inc.

By:	/s/ JEFFREY LOCH
Jeffrey Loch
President and Chief Marketing Officer
(Principal Executive Officer)

POWER OF ATTORNEY

We, the undersigned officers and directors of Green Earth Technologies, Inc., hereby severally constitute and appoint Jeffrey Loch and Greg Adams, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ DAVID M. BUICKO	Chairman of the Board of Directors and	October 31, 2014
David M. Buicko	Director

/s/ GREG D. ADAMS	Chief Operating Officer,	October 31, 2014
Greg D. Adams	Chief Financial Officer (Principal Accounting Officer) and Secretary

/s/ JEFFREY LOCH	President, Chief Marketing Officer	October 31, 2014
Jeffrey Loch	Director (Principal Executive Officer)

/s/ HUMBERT POWELL	Director	October 31, 2014
Humbert Powell

/s/ WALTER RAQUET	Interim Chief Executive Officer and Director	October 31, 2014
Walter Raquet